Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated October 2, 2013

by and among

AM RETAIL GROUP, INC.,

G-III APPAREL GROUP, LTD.,

PVH RETAIL STORES LLC,

PVH CORP.

and

PVH PUERTO RICO, INC.

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5.2	Fulfillment of Conditions to the Buyer’s Obligations	29
5.3	Fulfillment of Conditions to the Seller’s Obligations	29
5.4	Conduct of Business Prior to the Closing	29
5.5	No Solicitation of Other Bids	30
5.6	Notice of Certain Events	31
5.7	Leases	32

ARTICLE VI. OTHER AGREEMENTS OF THE PARTIES		32

6.1	Employees	32
6.2	Non-Solicitation, Non-Derogation and Confidentiality	34
6.3	Tax Matters	35
6.4	Access to Records	36
6.5	Further Assurances	37
6.6	Third Party Consents	37
6.7	Publicity	37
6.8	Store Leases	38
6.9	Mail, Receivables and Other Items to be Given to Proper Party	38
6.10	Proration	38
6.11	Gift Cards; Loyalty Program	39
6.12	Software Items	39
6.13	Buyer Services to the Excluded Stores	39

ARTICLE VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER		40

7.1	Representations and Warranties	40
7.2	Performance	40
7.3	Certificate	40
7.4	Orders	40
7.5	Release of Liens	40
7.6	Bill of Sale and Assignment and Assumption Agreement	40
7.7	License Agreement	41
7.8	Non-Foreign Affidavit	41
7.9	Transition Services Agreement	41
7.10	Intellectual Property Agreement	41
7.11	Store Leases	41

ARTICLE VIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER		41

8.1	Representations and Warranties	41
8.2	Performance	41
8.3	Certificate	41
8.4	Orders	41
8.5	Bill of Sale and Assignment and Assumption Agreement	42
8.6	License Agreement	42
8.7	Store Leases	42

ARTICLE IX. INDEMNIFICATION		42

9.1	Survival	42
9.2	Indemnification by PVH, PVH Retail and PVH Puerto Rico	42
9.3	Indemnification by the Buyer	43
9.4	Limitations on Indemnification	43
9.5	Tax Treatment of Indemnity Payments	44

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9.6	Notice of Claims	44
9.7	Third Party Claims	45
9.8	Payments	45
9.9	Effect of Investigation	45

ARTICLE X. TERMINATION		46

10.1	Termination	46
10.2	Effects of Termination	46

ARTICLE XI. MISCELLANEOUS		47

11.1	Expenses of the Transaction	47
11.2	Notices	47
11.3	No Modification Except in Writing	48
11.4	Entire Agreement	48
11.5	Severability	48
11.6	Assignment	48
11.7	Governing Law; Jurisdiction; Waiver of Jury Trial	48
11.8	Specific Performance	49
11.9	Headings; References	49
11.10	Interpretation	49
11.11	Schedules	49
11.12	Third Parties	49
11.13	Counterparts	50

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APPENDICES

APPENDIX A. PURCHASE PRICE ALLOCATION	A-1

APPENDIX B. SELLER DISCLOSURE SCHEDULES	B-1

APPENDIX C. EXCLUDED CONTRACTS	C-1

EXHIBITS

EXHIBIT A	Intellectual Property Agreement

EXHIBIT B	Bill of Sale and Assignment and Assumption Agreement

EXHIBIT C	License Agreement

EXHIBIT D	Form of Assignment and Assumption Agreement

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated October 2, 2013, by and among AM Retail Group, Inc., a Delaware corporation and indirect wholly-owned subsidiary of the Parent (the “Buyer”), G-III Apparel Group, Ltd., a Delaware corporation (the “Parent”), PVH Retail Stores LLC, a Delaware limited liability company (“PVH Retail”), PVH Corp., a Delaware corporation (“PVH”) and PVH Puerto Rico, Inc., a Delaware corporation (“PVH Puerto Rico” and, collectively with PVH Retail and PVH, the “Seller”).

WITNESSETH:

WHEREAS, the Seller owns the Bass and G.H. Bass & Co. (collectively, “Bass”) and certain other related trademarks (the “Trademarks”) and other Intellectual Property;

WHEREAS, the Seller is engaged in the business (the “Business”) of designing, marketing, selling, distributing, promoting and licensing products bearing the Trademarks; and

WHEREAS, the Buyer desires to purchase and acquire from the Seller, and the Seller desires to sell and transfer to the Buyer, certain of the assets of the Seller related exclusively to the Business, and the Buyer desires to assume, and the Seller desires to assign to the Buyer, specified liabilities of the Seller related exclusively to the Business, all on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1        Definitions. The following terms when used in the Agreement shall have the respective meanings ascribed to them below:

“Accounting Firm” has the meaning ascribed to such term in Section 2.5(a).

“Acquisition Proposal” has the meaning ascribed to such term in Section 5.5(a).

“Action” shall mean any action, suit, claim, demand, litigation, proceeding, arbitration, inquiry, notice of violation, audit, investigation or hearing of any nature (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, any Governmental Authority, whether at law or in equity.

“Affiliate” shall mean, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

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“Agreement” has the meaning ascribed to such term in the Preamble hereto.

“Assumed Contracts” has the meaning ascribed to such term in Section 2.2(a)(ii).

“Assumed Liabilities” has the meaning ascribed to such term in Section 2.3(a).

“Balance Sheet Date” shall have the meaning ascribed to such term in Section 3.6.

“Basket” has the meaning ascribed to such term in Section 9.4(a).

“Bass” has the meaning ascribed to such term in the Preamble hereto.

“Bill of Sale” has the meaning ascribed to such term in Section 7.6.

“Business” has the meaning ascribed to such term in the preamble hereto.

“Business Day” shall mean a day (other than a Saturday or Sunday), on which commercial banks are open for business in New York, New York.

“Business Employees” shall mean all of the Seller’s employees employed exclusively in connection with the Business.

“Buyer” has the meaning ascribed to such term in the preamble hereto.

“Buyer Group Member” shall mean each of the Buyer, the Parent and their Affiliates and their respective directors, officers, and their respective successors and assigns.

“Buyer Employees” has the meaning ascribed to such term in Section 6.2(a).

“Cap” has the meaning ascribed to such term in Section 9.4(a).

“Category 1 Leases” has the meaning ascribed to such term in Section 3.7(c)(i).

“Category 2 Leases” has the meaning ascribed to such term in Section 3.7(c)(ii).

“Category 3 Leases” has the meaning ascribed to such term in Section 3.7(c)(iii).

“Claim Notice” has the meaning ascribed to such term in Section 9.6.

“Closing” has the meaning ascribed to such term in Section 2.1.

“Closing Date” has the meaning ascribed to such term in Section 2.1.

“Closing Date Inventory Value” has the meaning ascribed to such term in Section 2.5(a).

“Closing Date Statement” has the meaning ascribed to such term in Section 2.5(a).

“Closing Time” has the meaning ascribed to such term in Section 2.1.

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“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder and published.

“Confidential Information” shall mean trade secrets, confidential or proprietary information, knowledge, or know-how pertaining exclusively to the Business or any confidential or proprietary information concerning any vendor or customer of the Seller, including, without limitation, customer lists, research and development information and materials, inventions, formulas, methods, techniques, processes, plans, product designs, material designs, fabric designs, procedures, contracts, financial information and computer models. The term Confidential Information shall not include (i) information that is generally available to the public or within the apparel and fashion industry, other than as a result of a disclosure by the Seller, any Seller Group Members or any of their respective employees, agents or advisors in violation of this Agreement; (ii) information which, prior to disclosure to the receiving party by or on behalf of the disclosing party, was already in the receiving party’s possession on a non-confidential basis; (iii) information that was developed without the use of Confidential Information; and (iv) information that becomes available to the receiving party on a non-confidential basis from a source other than the Seller or any of its advisors, agents or Affiliates, provided, that such source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the Seller or any other party.

“Contracts” shall mean all written leases, including, without limitation, Store Leases, licenses, contracts, purchase orders, agreements, indentures, promissory notes, guarantees, arrangements, commitments and understandings of any kind, and all written amendments to any of the foregoing, in each case to the extent related exclusively to the Business, to which the Seller is a party or by which the Seller or any of the Purchased Assets may be bound, and all rights arising under any of them.

“Credit and Guaranty Agreement” shall mean the Credit and Guaranty Agreement, dated as of February 13, 2013, by and among PVH, PVH B.V. (f/k/a Tommy Hilfiger B.V.), certain subsidiaries of PVH , the lenders party thereto, Barclays Bank PLC, as administrative agent and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporation and Citigroup Global Markets Inc., as co-syndication agents, and Credit Suisse Securities (USA) LLC and Royal Bank of Canada, as co-documentation agents.

“Damages” means losses, damages, liabilities, judgments, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ and auditors’ fees.

“Employee Plan” has the meaning ascribed to such term in Section 3.15(a).

“Environment” shall mean soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

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“Environmental Laws” shall mean all Laws relating to the pollution of or protection of the Environment, from contamination by, or relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes.

“Environmental Report” shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued under that Act or any successor law.

“Excluded Assets” shall have the meaning ascribed to such term in Section 2.2(b).

“Excluded Contracts” shall mean the Contracts listed on Appendix C.

“Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.3(b).

“Excluded Stores” means the Bass retail stores listed on Section 3.7 of the Seller Disclosure Schedule.

“Financial Data” shall have the meaning ascribed to such term in Section 3.6.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Authority” shall mean any (i) federal, state, local, provincial, municipal, foreign, or other government, (ii) governmental or quasi-governmental authority of any nature or (iii) other body exercising any statutory, administrative, judicial, arbitrative, legislative, police, regulatory, or taxing authority or power, including any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Permits” shall mean all licenses, franchises, registrations, permits, privileges, immunities, approvals and other authorizations or similar rights obtained, or required to be obtained, from a Governmental Authority.

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“Hazardous Substance” shall mean any substance whether solid, liquid or gaseous in nature:

(i)          the presence of which requires or may hereafter require notification, investigation, or remediation under any Environmental Law;

(ii)         which is or becomes defined as “toxic”, a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future Environmental Laws;

(iii)         the presence of which adversely affects or is injurious to human health or the Environment;

(iv)         which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Authority;

(v)          which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds;

(vi)         which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(vii)        which contains or emits radioactive particles, waves or materials, including radon gas.

“Heritage Brands” means the Heritage Brands business described in PVH’s Form 10-K for its fiscal year ended February 3, 2013, filed with the SEC on April 3, 2013.

“Indemnitee” has the meaning ascribed to such term in Section 9.6.

“Indemnitor” has the meaning ascribed to such term in Section 9.6.

“Intellectual Property” shall mean (i) all trademarks, service marks, trade dress, logos, trade names, domain names, web-site wireframes, brand names and corporate names and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (ii) all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (iii) all protectable subject matter under U.S. copyright law, including, but not limited to, artwork, photographs and advertising and promotional materials, computer software (excluding “off the shelf” software programs and the licenses therefor) and all copyrights and all applications, registrations and renewals in connection therewith and all associated rights, including moral rights and waivers thereof, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, fabrications, patterns, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, and all rights of privacy and publicity, (v) all other proprietary rights in the foregoing, and (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium, including historical and retrospective data, materials and objects), in each case as owned by or licensed to the Seller and exclusively used for the Business.

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“Intellectual Property Agreement” shall mean the Intellectual Property Agreement between the Buyer and the Seller in the form of Exhibit A hereto.

“Intellectual Property Contract” shall mean any Contract whereby the Seller licenses Intellectual Property from or to any third party.

“Inventory” shall mean all products intended for sale in the Bass retail stores or through the Bass e-commerce website, wherever such products are located including, without limitation, at the Bass retail stores, the warehouses of the Seller or of third parties, or in-transit between such warehouses and the Bass retail stores, but excluding products intended for sale that are located at the Excluded Stores or at a warehouse in Canada.

“Inventory Value” means the value of the Inventory (other than Inventory in transit from vendors, which shall be paid for by the Buyer in accordance with the terms of the Transition Services Agreement), as reflected on the Seller’s books and records, which shall include all inventory acquisition costs, including freight, duty, sourcing, design and capital freight costs, loaded in accordance with past practice; less reserves reflected on the Seller’s books and records for (i) Inventory markdowns, (ii) excess sourcing loads and (iii) estimated inventory shrinkage, in each case to be computed in accordance with Seller’s past accounting practices for such reserves and updated as if the Closing Date is at the end of a fiscal quarter; provided, that for Inventory that the Seller determines to be non-basic in accordance with past practice, the Inventory markdown reserve as a percentage of Inventory acquisition cost shall be 18.5% of the Fall 2013 season Inventory and 81% of the Spring 2013 season and older Inventory.

“Knowledge” shall mean, with respect to a Person that is not an individual, the knowledge of such Person’s officers after reasonable inquiry.

“Law” shall mean any constitution, law, treaty, compact, directive, ordinance, principle of common law, permit, authorization, variance, regulation, rule, statute or other legal requirement of any Governmental Authority, including, without limitation, all federal, foreign, international, state and local laws related to Taxes, ERISA, Hazardous Substances and the Environment, zoning and land use, Intellectual Property, privacy, occupational safety and health, consumer protection, product quality, safety, employment and labor matters.

“Lease” has the meaning ascribed to such term in Section 3.7(a).

“Leased Real Property” has the meaning ascribed to such term in Section 3.7(a).

“Liabilities” shall mean any and all debts, liabilities and obligations, of any kind or nature, including those arising under common law, statute (or other Law), Contract or otherwise, whether known or unknown, asserted or unasserted, accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

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“License Agreement” shall mean the License Agreement, in substantially the form attached hereto as Exhibit C, by and among the Buyer, PVH, PVH Retail and PVH Canada, pursuant to which the Seller will have the right to operate the Bass wholesale business through April 30, 2014 and certain Excluded Stores through no later than July 31, 2014.

“Liens” shall mean all mortgages, pledges, liens (statutory or other), security interests, conditional sale agreements, encumbrances, charges, claims or similar restrictions.

“Material Adverse Effect” shall mean any event, condition, occurrence, fact or change that has, individually or in the aggregate, a material adverse effect on the results of operations or financial condition of the Business; provided, that none of the following shall be deemed to constitute, and none of the following will be taken into account in determining the occurrence of a Material Adverse Effect: any event, condition, occurrence, fact or change resulting from (i) changes in the general economic or political conditions in the markets in which the Business operates, (ii) changes in applicable Law, (iii) acts of war, sabotage or terrorism or natural disasters, (iv) compliance by the Buyer or the Seller with the terms of this Agreement or any other Related Agreement, and (v) the announcement of this Agreement or the transactions contemplated hereby, except, in the case of any matter referred to in either of clauses (i) or (iii), to the extent that the same affects the Business in a disproportionate manner relative to other participants in the footwear or retail industry in the markets in which the Business operates.

“Material Contracts” has the meaning ascribed to such term in Section 3.8(a).

“Minimum Cash” shall mean, as of the Closing, the amount of cash held in the Bass retail stores (other than the Excluded Stores) at the opening of business of such stores in accordance with the Seller’s policies.

“Non-Store Employee” has the meaning ascribed to such term in Section 6.1(a).

“Notice of Disagreement” has the meaning ascribed to such term in Section 2.5(a).

“Order” shall mean any award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, or verdict ordered, issued, made or rendered by any court, administrative agency or other Governmental Authority.

“Parent” has the meaning ascribed to such term in the Preamble hereto.

“Permitted Liens” shall mean Liens (i) for any current taxes or assessments not yet due and payable, (ii) created by statute of carriers, warehousemen, mechanics, laborers or materialmen incurred in the ordinary course of business for sums not yet due and which are not, individually on in the aggregate, material to the Business or the Purchased Assets, (iii) under Store Leases, or under personal property leases with third parties entered into in the ordinary course of business consistent with past practices, and which are not, individually on in the aggregate, material to the Business or the Purchased Assets or (iv) under licenses for the use of Intellectual Property set forth in Section 3.10 of the Seller Disclosure Schedule.

“Person” shall mean any individual, firm, unincorporated organization, corporation (including any not-for-profit corporation), general or limited partnership, limited liability company, cooperative marketing association, joint venture, estate, trust, association, Governmental Authority or other entity as well as any syndicate or group that would be deemed to be a person under Section 13(a)(3) of the Exchange Act.

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“Preliminary Inventory Value” shall have the meaning ascribed to such term in Section 2.4(b).

“Preliminary Statement” shall have the meaning ascribed to such term in Section 2.4(b).

“Purchase Price” has the meaning ascribed to such term in Section 2.4(a).

“Purchased Assets” has the meaning ascribed to such term in Section 2.2(a).

“PVH” has the meaning ascribed to such term in the Preamble hereto.

“PVH Canada” shall mean PVH Canada, Inc., a Canadian corporation.

“PVH Puerto Rico” has the meaning ascribed to such term in the Preamble hereto.

“PVH Retail” has the meaning ascribed to such term in the Preamble hereto.

“Reasonable Best Efforts” shall mean the Seller’s reasonable best efforts to obtain the assignment or extension of the specified Leases, as the case may be; provided, that in no event shall the Seller be required to (i) make any payments to any landlord in connection with obtaining such assignments or extensions (other than to the extent required by the applicable Lease) or (ii) make any other commitment to any landlord in connection with the Seller’s business.

“Registered IP” has the meaning ascribed to such term in Section 3.10(b).

“Related Agreements” shall mean those agreements and documents entered into or delivered between the Buyer and the Seller related to, ancillary to, or in connection with this Agreement.

“Representatives” has the meaning ascribed to such term in Section 6.7.

“Retained Employee Liabilities” shall mean, except as specifically set forth in Section 6.1(d), any and all Liabilities of the Seller and its Affiliates to or with respect to any of its or their current or former employees, leased employees, independent contractors or other personnel (and any of their respective spouses, dependents and beneficiaries), but with respect to Transferred Employees, only for periods prior to the Closing Date, and any and all Liabilities to, under or with respect to any Employee Plan (including, for the avoidance of doubt, any bonus plan of the Seller providing for bonuses to Business Employees payable as a result of the consummation of the transactions contemplated by this Agreement, the performance of the Bass retail stores or of Seller, or otherwise).

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller” has the meaning ascribed to such term in the Preamble hereto.

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“Seller Disclosure Schedule” shall mean that certain schedule attached hereto as Appendix B qualifying the representations and warranties contained in Article III and certain other provisions of this Agreement.

“Seller Group Member” shall mean the Seller and its Affiliates and their respective directors, officers, and their respective successors and assigns.

“Seller Employees” has the meaning ascribed to such term in Section 6.2(b).

“Store Employee” has the meaning ascribed to such term in Section 6.1(a).

“Store Leases” shall mean all real property leases for Bass retail stores to which the Seller is a party or by which it is bound (other than Excluded Contracts).

“Straddle Period” has the meaning ascribed to such term in Section 6.3(c).

“Tax Authority” shall mean any foreign or domestic government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any taxing or Tax regulatory authority.

“Tax Returns” shall mean all returns, reports, declarations, estimates, information returns and statements (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments, governmental charges, duties, impositions and liabilities, including, but not limited to, income (whether net or gross), excise, property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, social security, escheat, unclaimed property, use, value added, capital, gross receipts, franchise, license, severance, stamp, premium, windfall profits, environmental (including taxes under Code Sec. 59A), capital stock, profits, withholding, disability, real property, personal property, registration, customs duties, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by any Tax Authority, including any related charges, fees, interest, penalties, additions to tax or other assessments, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of a consolidated, combined, unitary, or aggregate group for any Tax period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other person.

“Tenant” has the meaning ascribed to such term in Section 3.7(b).

“Trademarks” has the meaning ascribed to such term in the Preamble hereto.

“Transfer Taxes” has the meaning ascribed to such term in Section 6.3(b).

“Transferred Employees” has the meaning ascribed to such term in Section 6.1(b).

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“Transition Services Agreement” shall mean the Transition Services Agreement by and among the Buyer, the Parent and PVH, dated as of the date hereof and to be effective as of the Closing.

“Transition Services Agreement Term” shall mean the Agreement Term (as defined in the Transition Services Agreement).

“Utilities Deposits” has the meaning ascribed to such term in Section 2.2(a)(v).

ARTICLE II.

CLOSING; SALE OF PURCHASED ASSETS

2.1        The Closing. The closing (the “Closing”) of the transactions contained in this Article II shall take place at 9:00 a.m. (New York time) on November 4, 2013, unless all of the conditions contained in Articles VII and VIII have not been satisfied or waived prior to such date (other than those conditions which will be satisfied as of the Closing Time), in which event the Closing shall take place on the third Business Day after which all of the conditions contained in Articles VII and VIII have been satisfied or waived (other than those conditions which will be satisfied at the Closing Time), or at such other time as the Buyer and the Parent, on the one hand, and the Seller, on the other hand, may agree, at the offices of Norton Rose Fulbright, 666 Fifth Avenue, New York, New York. (Hereinafter, such date is referred to as the “Closing Date” and such time on the Closing Date is referred to as the “Closing Time.”) The parties agree that documents may be delivered at the Closing by facsimile, electronic delivery in portable document format (PDF) or other electronic means. The Closing shall be effective as of 12:01 a.m. on the Closing Date.

2.2        Sale of Purchased Assets.

(a)        On the terms and subject to the conditions set forth herein, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall, and the Parent shall cause the Buyer to, purchase from the Seller, all of the Seller’s right, title and interest in, to and under the following assets exclusively used in the Business (collectively, the “Purchased Assets”), free and clear of any Liens (other than Permitted Liens):

(i)         all Inventory;

(ii)        all Contracts (other than the Excluded Contracts), (the “Assumed Contracts”);

(iii)        all Intellectual Property;

(iv)       all leasehold improvements located at any Leased Real Property;

(v)        all deposits with respect to utilities used in the operation of the Leased Real Property (collectively, the “Utilities Deposits”);

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(vi)       all post office boxes and addresses, telephone numbers and facsimile numbers associated with each Leased Real Property;

(vii)      all items of tangible personal property used exclusively in the Business including, without limitation, marketing materials, current photo imagery, shoe molds, garment patterns, furniture, computers, registers and other point-of-sale equipment, telephones, other equipment, office materials, supplies, store fixtures, decorative items and showroom fixtures, in each case to the extent located at the Leased Real Property; provided, however, that title to all computers, registers and other point-of-sale equipment purchased hereunder shall not be deemed to have passed to the Buyer until immediately following the expiration of the Transition Services Agreement Term;

(viii)     the Minimum Cash;

(ix)       any archival materials related exclusively to the Business;

(x)        all showroom fixtures located at the Seller’s headquarters relating exclusively to the Business;

(xi)       the goodwill associated with and the going concern value of the Business;

(xii)      to the extent transferrable to the Buyer, all Governmental Permits which are held by the Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets including, without limitation, those set forth in Section 3.4 of the Seller Disclosure Schedule;

(xiii)      all of the Seller’s rights under guarantees, warranties, indemnities and all similar rights against third parties, including manufacturers or suppliers, to the extent related to any Purchased Assets or Assumed Liabilities; and

(xiv)      copies of all books, records, files and materials in the care, custody or control of the Seller, to the extent relating exclusively to any and all of the Purchased Assets, to the operations of the Business, and to Transferred Employees regardless of form or medium of storage, including, without limitation, intellectual property files relating to the Intellectual Property included in the Purchased Assets and the Intellectual Property Contracts, customer and prospective customer files, loyalty program customer contact information, the design and corporate history library of the Business, payment and credit and collection records, invoices, packing lists and shipping documents and supplier and prospective supplier files, maintenance records, sales and advertising material, documentation, manuals, transaction history data, purchase orders, accounting and financial records and correspondence files.

(b)        Any assets of the Seller not referenced in Section 2.2(a) shall not be included in the Purchased Assets (the “Excluded Assets”). In addition, notwithstanding Section 2.2(a), the following assets shall also be deemed to be Excluded Assets:

(i)          the Excluded Contracts;

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(ii)         all (1) rent credits/deposits, (2) security deposits and deposits with respect to utilities and (3) prepaid rent and property taxes, in each case solely to the extent related to the Excluded Stores;

(iii)        all rights under Contracts associated with the Excluded Stores, including, without limitation, real property leases with respect to the Excluded Stores; and

(iv)        all leasehold improvements and all other tangible assets located at the Excluded Stores.

The Purchased Assets shall not include any of the Seller’s assets which would otherwise constitute a part of the Purchased Assets, the assignment or attempted assignment of which would be invalid or would constitute a breach of any agreement or commitment to which the Seller is a party or by which the Seller may be bound; provided, however, that any such Purchased Asset referred to in this sentence shall be held and/or received by the Seller for the benefit of the Buyer so that the Buyer will be in substantially the same position as if such Purchased Asset had been transferred to the Buyer at the Closing. The sale, conveyance, transfer, assignment and delivery of the Purchased Assets by the Seller to the Buyer hereunder shall be effected by such assignments, transfers of title, deeds, bills of sale and other instruments as shall be reasonably requested by the Buyer.

2.3         Assumption of Liabilities.

(a)         On the terms and subject to the conditions set forth herein, at the Closing, the Buyer shall, and the Parent shall cause the Buyer to, assume, become liable for and agree to pay, discharge and perform, as the case may be, only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”), and no other Liabilities whatsoever:

(i)          all Liabilities under the Assumed Contracts (including the Store Leases), accruing, or arising out of facts or events occurring, on or after the Closing Time;

(ii)         all Liabilities for personal injury or property damage (or other product liability) with respect to Inventory that is sold by the Buyer following the Closing Time;

(iii)        all Liabilities relating to the Purchased Assets and the operation of the Business following the Closing Time;

(iv)        all Liabilities arising out of the Seller’s Bass and the Seller’s other Heritage Brands gift card and loyalty programs for purchases at the Bass retail stores (other than the Excluded Stores) accruing prior to, on or after the Closing Time; and

(v)         all Liabilities relating to merchandise credits at the Bass retail stores, whether accruing prior to, on or after the Closing Time.

All of the Assumed Liabilities shall be paid, performed or otherwise discharged by the Buyer as and when due.

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(b)        Notwithstanding anything else contained in this Agreement, other than the Assumed Liabilities, the Buyer shall not assume any Liabilities of the Seller, including, without limitation, the following (collectively, the “Excluded Liabilities”):

(i)          Liabilities under the Excluded Contracts or any other Contracts which are not validly and effectively assigned to the Buyer pursuant to this Agreement and the benefit of which has not been secured for Buyer as provided in the final paragraph of Section 2.2;

(ii)         Liabilities for Taxes (a) of the Seller, whether or not they relate to the operation of the Business or (b) relating to the Business or the ownership of the Purchased Assets for any Tax period (or portion thereof) ending prior to the Closing Date; provided, that in no event shall the Seller be responsible for Taxes for which the Buyer is responsible under Section 6.3, or that are Assumed Liabilities described in Sections 2.3(a)(i)-(v);

(iii)        all Retained Employee Liabilities;

(iv)        all Liabilities for personal injury, property damage or other product liability with respect to any products sold by the Seller prior to the Closing Time;

(v)         Liabilities of the Seller arising out of or in connection with the negotiation, preparation, investigation and performance of this Agreement, the Related Agreements, and the transactions hereby and thereby contemplated;

(vi)        any Liabilities relating to or arising out of the Excluded Assets;

(vii)       other than with respect to Actions related to the Assumed Liabilities set forth in Section 2.3(a)(ii), any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Time;

(viii)      any Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Time or otherwise to the extent arising out of any actions or omissions of the Seller;

(ix)         any trade accounts payable of the Seller (i) which constitute intercompany payables owing to Affiliates of the Seller; (ii) which constitute debt, loans or credit facilities to financial institutions; or (iii) which did not arise in the ordinary course of business;

(x)          any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that are not effectively assigned to the Buyer pursuant to this Agreement and the benefit of which has not been secured for Buyer as provided in the final paragraph of Section 2.2;

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(xi)         any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of the Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 9.3 as a Seller Group Member;

(xii)        any Liabilities associated with debt, loans or credit facilities of the Seller and/or the Business owing to financial institutions;

(xiii)       any Liabilities arising out of, in respect of or in connection with the failure by the Seller to comply with any Law or Order; and

(xiv)      any Liabilities of the Business to the extent that such Liabilities are required to be performed prior to the Closing Date.

All of the Excluded Liabilities shall be paid, performed or otherwise discharged by the Seller as and when due.

2.4         Purchase Price; Closing Payment.

(a)         The aggregate purchase price for the Purchased Assets shall be equal to (x) the sum of (i) the Preliminary Inventory Value, (ii) the Utilities Deposits and (iii) the Minimum Cash, less (y) $425,000 in respect of the Seller’s Bass and the Seller’s other Heritage Brands gift card and loyalty programs and merchandise credit program (the sum of the amounts of the items identified in clause (x), less the amount in clause (y), the “Purchase Price”).

(b)        Not less than five (5) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a statement (the “Preliminary Statement”) reflecting the Seller’s good faith estimate of the Purchase Price as of the Closing Date. Such calculation shall be prepared in accordance with the books and records of the Seller; provided, that the calculation of the Inventory Value as of the Closing Date (the “Preliminary Inventory Value”), shall be based on a physical inventory count conducted by the Seller during October, 2013, which count may be observed by the Buyer and the Buyer’s accountants, Ernst & Young LLP. At the Closing, in consideration of the sale of the Purchased Assets to the Buyer, the Buyer shall, and the Parent shall cause the Buyer to, pay to the Seller (or its designee) an amount equal to the Purchase Price as set forth in the Preliminary Statement by wire transfer of immediately available funds to an account designated in writing by the Seller.

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2.5        Purchase Price Adjustment. The Purchase Price shall be adjusted as follows:

(a)        Within 30 days after the Closing Date, the Seller shall deliver to the Buyer a statement (the “Closing Date Statement”) setting forth the actual Inventory Value as of the Closing Date (the “Closing Date Inventory Value”), prepared in a manner consistent with the preparation of, and based on, the Preliminary Inventory Value; provided, that the Seller shall not be required to conduct an additional physical inventory count in connection with such calculation. The Closing Date Statement shall include a copy of the inventory data, including valuation, upon which such statement is based. The Closing Date Statement shall become final and binding upon the parties on the 30th day following delivery thereof (or, if the Buyer earlier confirms in writing its agreement with the Closing Date Statement, upon the Seller’s receipt of such confirmation), unless the Buyer gives notice of its disagreement with the Closing Date Statement (a “Notice of Disagreement”) to the Seller prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on the Inventory Value as of the Closing Date not being calculated in accordance with the terms of this Agreement. If a Notice of Disagreement is received by the Seller in a timely manner, then the Closing Date Statement (as revised in accordance with this sentence) shall become final and binding upon the Buyer and the Seller on the earlier of (A) the date the Buyer and the Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, the Buyer and the Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. Unless otherwise agreed by the Buyer and the Seller in writing, at the end of such 30-day period, the Buyer and the Seller shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 2.5, only matters that remain in dispute and were properly included in the Notice of Disagreement in accordance with this Section 2.5 and any claim of calculation-related errors. The Accounting Firm shall be a nationally recognized independent public accounting firm as shall be agreed upon by the Buyer and the Seller in writing. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within 30 days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the items in dispute that were properly included in the Notice of Disagreement were correctly determined pursuant to this Section 2.5 and may include calculation-related errors, and the Accounting Firm is not to make any other determination. The Accounting Firm’s decision shall be based solely on written submissions by the Buyer and the Seller and their respective representatives and by reference to the terms of this Agreement. The Seller and the Buyer shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information related to the disputed matters as the Accounting Firm may request and are reasonably available to the Seller, the Buyer or their respective agents. The Accounting Firm shall address only those items in dispute and calculation-related errors. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.5 shall be borne by the Buyer and the Seller equally.

(b)        Within five Business Days after the Closing Date Statement becomes final and binding on the parties pursuant to this Section 2.5, the Buyer shall, and the Parent shall cause the Buyer to, pay to the Seller an amount equal to the amount by which the Closing Date Inventory Value exceeds the Preliminary Inventory Value, by wire transfer in immediately available funds (or, in the event that the Preliminary Inventory Value exceeds the Closing Date Inventory Value, the Seller shall pay to the Buyer an amount equal to the amount by which the Preliminary Inventory Value exceeds the Closing Date Inventory Value, by wire transfer of immediately available funds).

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(c)        The Seller agrees that following the Closing it shall not take any actions, including by not maintaining appropriate books and records, which would affect the ability of any party to calculate the Closing Date Inventory Value in accordance with the terms hereof, determine the grounds for any Notice of Disagreement or evaluate any disagreement set forth in a Notice of Disagreement. During the period of time from and after the delivery of the Closing Date Statement through the final determination of the Closing Date Statement, the Buyer and/or its authorized representatives shall have the right, during normal business hours and upon reasonable prior notice, to examine and have copies of those books and records of the Seller relevant to the preparation of the Closing Date Statement, and may have reasonable access to employees of the Seller for purposes of asking questions relating to the preparation of the Closing Date Statement. Such rights of access shall be exercised in a manner that does not unreasonably interfere with the operations of the Seller.

2.6        Allocation of Purchase Price. Appendix A sets forth an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Code §1060 (and any similar provision of state, local or foreign Law, as appropriate), subject to any post-Closing adjustment to the Purchase Price provided in this Agreement. Any post-Closing adjustments to the Purchase Price shall be reflected in the Purchase Price allocation as revised hereunder in a manner consistent with Appendix A and as agreed to by the Buyer and the Seller at the time of the applicable adjustment (such agreement not to be unreasonably withheld or delayed). Each of the Buyer and the Seller acknowledges and confirms that the allocation was determined at arm’s length based on fair market values and their willingness to proceed with the transactions contemplated by this Agreement. The Buyer and the Seller, and their respective Affiliates, shall report, act and file all income and franchise Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither the Buyer nor the Seller shall take any position (whether in audits, Tax Returns or otherwise) for income or franchise Tax purposes that is inconsistent with such allocation, unless required to do so by applicable Law. In the event the allocation is audited or disputed by any Tax Authority, the party receiving notice thereof shall promptly notify the other party, and each of the Seller and the Buyer shall provide each other with all documents, forms and other information regarding the allocation of the Purchase Price as it may reasonably request in order to defend such audit or dispute.

2.7        Actions Simultaneous. All actions to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no actions shall be deemed to have been taken nor shall any documents be deemed to have been executed and delivered until all actions have been taken and all documents have been executed and delivered.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Seller Disclosure Schedule, PVH, PVH Retail and PVH Puerto Rico hereby jointly and severally represent and warrant to the Buyer and the Parent as follows:

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3.1        Organization; Good Standing. Each of PVH and PVH Puerto Rico is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. PVH Retail is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of PVH, PVH Retail and PVH Puerto Rico has full corporate or limited liability company power and authority, as the case may be, to conduct the Business as presently conducted by it, and to own or lease all of the assets owned or leased by it in connection with the Business; and is duly licensed or qualified to do business and is in good standing as a foreign corporation or limited liability company in all jurisdictions in which the nature of the Business and activities conducted by it exclusively in connection with the Business, and/or the character of the assets owned or leased by it in connection with the Business, makes such qualification or license necessary, except for those jurisdictions in which the failure to be so qualified or licensed would not have a Material Adverse Effect.

3.2        Authority; Execution and Delivery; Enforceability. Each of PVH, PVH Retail and PVH Puerto Rico has full corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, to perform its obligations hereunder and under such Related Agreements and to consummate the transactions contemplated hereby and by such Related Agreements. All corporate or limited liability company acts and other proceedings required to be taken by each of PVH, PVH Retail and PVH Puerto Rico to authorize the execution, delivery and performance of this Agreement and such Related Agreements have been duly and properly taken. Each of this Agreement and the Related Agreements has been duly executed and delivered by each of PVH, PVH Retail and PVH Puerto Rico (to the extent a party thereto), and constitutes the legal, valid and binding obligation of each of PVH, PVH Retail and PVH Puerto Rico (to the extent a party thereto), enforceable against PVH, PVH Retail and PVH Puerto Rico in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

3.3        Non-Contravention. Assuming the consents described in Section 3.4 have been received, the execution and delivery of this Agreement and the Related Agreements by each of PVH, PVH Retail and PVH Puerto Rico, to the extent a party thereto, does not, and the consummation by the Seller of the transactions contemplated hereby and by such Related Agreements and compliance by the Seller with the terms hereof and of such Related Agreements, will not:

(i)          violate or result in a breach of the certificate of incorporation, the by-laws, the certificate of formation or operating agreement, as applicable, of PVH, PVH Retail or PVH Puerto Rico;

(ii)         except as set forth in Section 3.3 of the Seller Disclosure Schedule, constitute a default under, or a violation or breach of, or result in the acceleration of any obligation of PVH, PVH Retail or PVH Puerto Rico under, or a change in any right or obligation of, PVH, PVH Retail or PVH Puerto Rico or counterparty, under, any provision of any Assumed Contract to which PVH, PVH Retail or PVH Puerto Rico is a party or by which the Business is bound or to which any of the Purchased Assets are subject, in each case, in any material respect;

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(iii)        violate any Order or any Law applicable to the Seller or affecting the Purchased Assets or the Business in any material respect; or

(iv)        result in the creation of any Lien on any of the Purchased Assets, other than any Lien created by or through any action of the Buyer or its Affiliates.

3.4        Consents and Approvals. Except as set forth in Section 3.4 of the Seller Disclosure Schedule, no consent, approval, declaration or filing with, any Governmental Authority, and no consent or approval of any Person, is required to be obtained by or on behalf of Seller in connection with the execution, delivery and performance by Seller of this Agreement or the Related Agreements, to the extent a party thereto, or the consummation of the transactions contemplated hereby and by such Related Agreements, the absence of which, in each case, would adversely affect the Business in a material respect.

3.5        Purchased Assets; Title to Assets.

(a)        Except for the Excluded Contracts, the assets referred to in Section 2.2(b) and as set forth in Section 3.5 of the Seller Disclosure Schedule, the Purchased Assets constitute all of the assets used exclusively by the Seller in the Business.

(b)        Except as set forth in Section 3.5 of the Seller Disclosure Schedule, the Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens (other than (i) Permitted Liens and (ii) Liens created under the Credit and Guaranty Agreement, which shall be released on or prior to the Closing Time).

3.6       Financial Data. Section 3.6 of the Seller Disclosure Schedule contains the unaudited balance sheets of the Business as of, and the unaudited statements of income of the Business for, the fiscal year of the Business ended February 3, 2013 and the twenty six weeks of the Business ended August 4, 2013 (the “Balance Sheet Date”, and such financial statements, the “Financial Data”). The Financial Data have been prepared by PVH in accordance with GAAP applied on a consistent basis except that (i) inventory markdown adjustments under the retail inventory method utilized by PVH are trued up on the financial statements of the Business only at year end, (ii) adjustments to account for excess capitalized inventory sourcing costs are only recorded on a quarterly basis and (iii) the Financial Data do not contain all line items and footnotes that would be presented in financial statements prepared in accordance with GAAP. The Financial Data are based on the books and records of the Business, are extracted from the Seller’s consolidated financial statements on a basis consistent with past practice, and represents in all material respects the financial position and results of operations of the Business as Seller views the Business.

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3.7        Leased Property.

(a)        Section 3.7 of the Seller Disclosure Schedule contains a complete and correct list as of the date hereof of (i) all the real property leased to the Seller that is used exclusively in connection with the Business (the “Leased Real Property”), including the street address, city and state at which each of the premises is located and, if applicable, the mall in which the premises is located, and (ii) each Store Lease, including the name of the lessor and lessee thereunder. Complete and correct copies of each lease for the Leased Real Property including every Store Lease (each a “Lease” and, collectively, the “Leases”), as amended, modified or supplemented, have been provided to the Buyer.

(b)        Seller, or an Affiliate of Seller, is the tenant (collectively, “Tenant”) under the Leases.

(c)        Section 3.7 of the Seller Disclosure Schedule identifies:

(i)          each Lease the terms of which provide that the Lease may be assigned to the Buyer, require that the Tenant furnish notice to the landlord of an assignment to the Buyer and set forth a Lease expiration date in 2014 or later (the “Category 1 Leases”);

(ii)         each Lease which requires the landlord’s consent to the assignment of such Lease to the Buyer (the “Category 2 Leases”);

(iii)        each Lease which sets forth a Lease expiration date in 2013, and the proposed extension or renewal term being negotiated by the Seller (the “Category 3 Leases”); and

(iv)        each Lease with respect to an Excluded Store.

(d)        Except as set forth in Section 3.7 of the Seller Disclosure Schedule, no event has occurred which, with the lapse of time or the giving of notice or both, would constitute a default in any material respect by the Seller, or, to the Knowledge of PVH, by any other party to any Lease.

(e)        Except as set forth in Section 3.7 of the Seller Disclosure Schedule, to the Knowledge of PVH, there is no condemnation or other proceeding in eminent domain, pending or threatened, with respect to any of the Leased Real Property.

(f)         Other than those agreements contained in the Leases, there are no agreements or understandings in writing between Tenant and any landlord with respect to the Leases or the Leased Real Property.

(g)        Tenant has not subleased or assigned any Lease or any part thereof.

(h)        Neither Tenant nor any landlord has commenced any Action with respect to any Lease.

(i)         Since October 1, 2012, Tenant has not received any written notice of any violation of any Laws relating to use, storage or release of hazardous materials with regard to the Leased Real Property.

(j)         Tenant has paid in full when due for all improvements made to any of the Leased Real Property.

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3.8       Contracts.

(a)        Except as set forth in Section 3.8 of the Seller Disclosure Schedule, exclusively with respect to the Business, as of the date hereof the Seller is not a party to:

(i)          any Contract (other than Store Leases) providing for an aggregate purchase price or payments of more than $25,000 in any one-year period or $100,000 during the term of such Contract;

(ii)         any Contract for the purchase by the Seller of any supply or product that calls for performance over a period of more than twelve months, other than those that are terminable at will by the Seller;

(iii)        any Contract under which the Seller is obligated to repay or has guaranteed any outstanding indebtedness for borrowed money;

(iv)        any Contract providing for any joint venture, partnership or similar business arrangement;

(v)         any Intellectual Property Contract;

(vi)        any individual employment, consulting or severance Contract;

(vii)       any Contract that limits the freedom of the Seller or its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Assets or which would limit the freedom of the Buyer after the Closing Time;

(viii)      any Contract with the Seller or any Affiliate of the Seller other than a Contract that terminates at the Closing;

(ix)         any Contract restricting the Seller from carrying on the Business in its usual and customary manner in any jurisdiction; and

(x)          any other Contract not made in the ordinary course of business that is material to the Business.

The Contracts listed on the Seller Disclosure Schedule in accordance with clauses (i) through (x) of this Section 3.8(a) are hereinafter referred to as the “Material Contracts.”

(b)        Each Material Contract is legal, valid and binding against the Seller or its Affiliate party thereto, enforceable against the Seller or its Affiliate party thereto in accordance with its terms; and, to the Seller’s Knowledge, against each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws or general applicability relating to or affecting creditors’ rights and to general equitable principles. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, the Seller has, with respect to each Material Contract, performed in all material respects all obligations required to be performed by it, and is not in default in any material respect under any such Material Contract, and, to the Knowledge of PVH, no other party to any such Material Contract is in default in any material respect under any such Material Contract. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, no event has occurred which, with the lapse of time or the giving of notice or both, would constitute a default in any material respect by the Seller, or, to the Knowledge of PVH, by any other party to any such Material Contract. The Seller has provided to the Buyer a complete and correct copy of each Material Contract required to be listed on the Seller Disclosure Schedule. The Seller has not assigned or otherwise transferred any of its rights under any Material Contract.

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3.9        Labor and Employment Matters.

(a)        Section 3.9 of the Seller Disclosure contains a complete and correct list of all Contracts currently in effect with respect to each of the Business Employees. The Seller has provided to the Buyer the name, job title, location (e.g., store number or headquarters) and salary for each Business Employee as of a date as close as practicable to the date hereof.

(b)        To the Knowledge of the Seller, no Business Employee is a party to any confidential information or other agreement that in any way restricts the ability of such Business Employee to perform his or her duties for the Seller.

(c)        Except as set forth in Section 3.9 of the Seller Disclosure Schedule, there are no proceedings pending or, to the Knowledge of the Seller, threatened, between the Seller, on the one hand, and any current Business Employees thereof, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion or disability.

(d)        With respect to the Business Employees, the Seller is not a party to, or bound in any manner by, any collective bargaining agreement contract with a labor or trade union, labor organization, staff association or works council, or similar grouping of employee representations, and PVH has no Knowledge of any activities or proceedings of any labor union to organize the Business Employees by any Person, unit or group seeking to act as their bargaining agent. There has not been over the last three years any labor strike or work stoppage by the Business Employees.

(e)        The Seller has provided all of its Business Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation which became due and payable. Neither the execution or delivery of this Agreement, nor the continuing conduct of the Business will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default of, any Contract under which the Business Employees are now obligated.

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3.10      Intellectual Property.

(a)        The Seller owns or otherwise has a right to use, free and clear of any obligations to pay royalties, all material Intellectual Property necessary for the conduct of the Business as currently conducted, free and clear of all Liens other than (i) Permitted Liens and (ii) Liens created under the Credit and Guaranty Agreement, which shall be released on or prior to the Closing Time. All material Registered IP (as defined below) is valid and enforceable and free and clear of any Lien other than (i) Permitted Liens and (ii) Liens created under the Credit and Guaranty Agreement, which shall be released on or prior to the Closing Time. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, each item of Intellectual Property included in the Purchased Assets will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing. The Seller does not own any material common law Intellectual Property necessary for the conduct of the Business as currently conducted (other than those common law rights in any Registered IP) and, except as set forth in Section 3.10 of the Seller Disclosure Schedule, there is no Intellectual Property owned by third parties that is material to or necessary for the conduct of the Business as currently conducted. Except as would not have a Material Adverse Effect, (i) there is not pending against or, to the Seller’s Knowledge, threatened in writing against the Seller, any claim by any third party contesting the validity, enforceability, use or ownership of any material Intellectual Property owned by the Seller, or alleging that the Seller is infringing on or misappropriating any Intellectual Property of a third party with respect to the operation of the Business, (ii) there are no claims pending or, to PVH’s Knowledge, threatened in writing that have been brought by the Seller against any third party alleging infringement of any material Intellectual Property, (iii) the Seller has not received any written notice that any of the Intellectual Property currently used by the Seller infringes upon or otherwise violates the rights of others and (iv) there are no claims pending or, to the Knowledge of PVH, threatened in writing contesting the right of the Seller to make, use, distribute, import, export, sell or promote any of the products or services currently sold or offered exclusively in connection with the Business.

(b)        Section 3.10 of the Seller Disclosure Schedule sets forth a true, complete and correct list as of the date indicated thereon of: (i) all registrations and applications for registration in the name of the Seller for any Intellectual Property (“Registered IP”), and (ii) all pending, threatened in writing and actual written claims, actions and proceedings (including those in Patent and Trademark Offices and courts in the United States and throughout the world) relating to any material Intellectual Property owned by the Seller, if any. The Seller has delivered to the Buyer correct and complete copies of all material written documentation evidencing ownership and prosecution (if applicable) of each item of Intellectual Property of the Business. Section 3.10 of the Seller Disclosure Schedule also identifies all domain names, email addresses, vanity telephone numbers, material trade names, and material unregistered trademarks and service marks the Seller uses exclusively in connection with the operation of the Business.

(c)        Consummation of the transactions contemplated by this Agreement will not materially alter, result in the loss of or require payments of any additional amounts with respect to the Intellectual Property owned by the Seller utilized exclusively in connection with the Business.

(d)        Except as would not have a Material Adverse Effect, no Intellectual Property owned by the Seller is subject to any outstanding Action pursuant to which the Seller was a party or any agreement to which the Seller is a party restricting the use of such Intellectual Property.

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(e)        Except as would not have a Material Adverse Effect, the Seller takes commercially reasonable measures to protect and preserve its Intellectual Property and the confidentiality of all trade secrets and other confidential information that comprise any Intellectual Property owned by the Seller.

(f)         Except as set forth in Section 3.10 of the Seller Disclosure Schedule, as of the date hereof there are no material Intellectual Property Contracts, licenses, sublicenses, covenants or agreements which have been entered into by the Seller with respect to any material Intellectual Property. The Seller is not in default in any material respect under or in relation to any such license, sublicense, covenant or agreement. Section 3.10 of the Seller Disclosure Schedule identifies as of the date hereof each material Intellectual Property Contract and each item of material Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission (other than “off-the-shelf” software purchased or licensed for use in the day-to-day operations of the Business). The Seller has delivered to the Buyer correct and complete copies of all such material Intellectual Property Contracts, licenses, sublicenses, agreements, and permissions (as amended to date). To the Knowledge of PVH, with respect to each such item of used material Intellectual Property (including any such “off-the-shelf” software):

(i)          the underlying item of Intellectual Property is not subject to any outstanding Order; and

(ii)         no claim, action or proceeding is pending or threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

(g)        To the Knowledge of PVH, except as set forth in Section 3.10 of the Seller Disclosure Schedule, all current and former employees, agents and consultants of the Seller who have made material contributions to the development of the Intellectual Property or who have had access to the Seller’s Confidential Information and trade secrets with respect to Intellectual Property, have entered into contractual agreements with the Seller whereby (a) the Seller is entitled to all ownership rights in any Intellectual Property, that the employee, agent, or consultant may have invented, discovered, originated, made, or conceived while working for the Seller, and all such ownership rights are duly assigned to the Seller and (b) the employee, agent, or consultant agrees to hold and maintain in confidence all Confidential Information and trade secrets of the Seller relating exclusively to the Business.

(h)        Solely with respect to the Business, to the Knowledge of PVH: (i) neither the Seller or any of its employees or consultants has infringed or made unlawful use of, or is infringing or making unlawful use of, any proprietary or confidential information of any Person, including without limitation any former employer of any past or present employee or consultant of the Seller; and (ii) the activities of the Seller’s employees and consultants in connection with their employment or consulting do not violate any agreements or arrangements that any such employees or consultants have with any former employer or any other Person concerning the confidential or proprietary information of the former employer.

3.11      Tax Matters. Except as set forth in Section 3.11 of the Seller Disclosure Schedule, to the extent relating to the Business or the Purchased Assets:

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(a)        the Seller has timely filed all income and other material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by the Seller (whether or not shown on said Tax Returns) have been paid. All material Taxes that the Seller is or was obligated to withhold from amounts paid to any Person have been fully paid and all Tax Returns that relate to such payments have been filed.

(b)        no Tax proceeding is currently being conducted with respect to the Business and no Tax Authority has given written notice to the Seller of any intention to assert any deficiency or claim for additional Taxes relating to the Business; and

(c)        there are no Liens for any Taxes (other than Taxes not yet due and payable).

3.12      Litigation and Claims. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, there is no Action pending or, to the Knowledge of PVH, threatened, against or affecting the Purchased Assets or the Business that, if adversely determined, would have an adverse effect in any material respect upon the Business or the Purchased Assets, and there is no Action pending or, to the Knowledge of PVH, threatened, against the Seller that seeks to enjoin, prohibit or otherwise challenge, or affecting the propriety or validity of the transactions contemplated hereby or by the Related Agreements. As of the date of this Agreement, the Seller is not subject to any material restriction or limitation on the Business under any Order and no unsatisfied Order rendered against or affecting the Seller or any of the Purchased Assets might reasonably result in an adverse effect in any material respect upon the Business or any of the Purchased Assets.

3.13      Governmental Permits; Compliance with Laws.

(a)        The Seller owns, holds or possesses all material Governmental Permits which are necessary to entitle it to own or lease, operate and use its assets that are utilized exclusively in connection with the Business and to carry on and conduct the Business substantially as currently conducted, except for such incidental Governmental Permits which would be obtainable in due course by any qualified applicant without any adverse effect on the Business or any undue burden or cost in the event of any failure to apply, lapse, termination, cancellation or forfeiture thereof.

(b)        Except as set forth in Section 3.13 of the Seller Disclosure Schedule, (i) the Seller has fulfilled and performed in all material respects its obligations under each of the Governmental Permits which it owns, holds or possesses exclusively in connection with the Business, and (ii) since February 3, 2013, no written notice of cancellation, of default or of any material dispute concerning any Governmental Permit held exclusively in connection with the Business, or of any event, condition or state of facts described in the preceding clause, has been received by the Seller.

(c)        The Seller is in compliance in all material respects with all Laws which are applicable to the Business or the ownership or use of the Purchased Assets.

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3.14      Environmental Matters.

(a)        Except as set forth in Section 3.14 of the Seller Disclosure Schedule to the extent relating to the Business or the Purchased Assets:

(i)          the Seller is in compliance, in all material respects, with its obligations under applicable Environmental Laws;

(ii)         the Seller has obtained and at all times has been in compliance, in all material respects, with, and has submitted any necessary applications for renewals of, material permits required pursuant to Environmental Law; and

(iii)        the Seller has not disposed of, arranged for the disposal of, released, threatened to release, or transported any Hazardous Substances in violation of any applicable Environmental Law in any material respect.

(b)        The Seller has made available to the Buyer a true, correct and complete copy of all Environmental Reports related to any of the Leased Real Property that are in the Seller’s possession or control.

(c)        There is no Action pending or, to the Seller’s Knowledge, threatened pursuant any Environmental Law against the Seller that is related to the Business which, if adversely determined, might reasonably result in an adverse effect upon the Business in any material respect.

3.15      Employee Plans.

(a)        For purposes of this Agreement, “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), and any employment, severance, retention, change in control, incentive (equity or otherwise), deferred compensation, vacation, holiday, sick leave, fringe benefit, educational assistance, flexible spending or other compensatory agreement, plan, program or arrangement that is not an “employee benefit plan” as so defined and that, in either case, is made or maintained with or for the benefit of or otherwise covers any Business Employee or any beneficiary or dependent of any Business Employee.

(b)        Except as would not result in liability to the Buyer, (i) each Employee Plan is in compliance in all material respects with its terms and with the requirements of applicable Law, including the Code and ERISA, and (ii) all contributions and payments (including all premiums, employer contributions, employee salary reduction contributions and benefits) required to have been made to, under or with respect to each Employee Plan with respect to Business Employees (and their dependents and beneficiaries) prior to the Closing will have been made, other than immaterial amounts that will be made after the Closing by the Seller without an adverse effect on the Buyer or any Business Employee.

(c)        The Seller has neither incurred nor may incur, directly or indirectly, any Liability under Title IV of ERISA with respect to any “employee pension plan” (within the meaning of Section 3(2) of ERISA), including, without limitation, any multiemployer plan described in Section 3(37) of ERISA, which could be or become a liability of the Buyer. No Lien has been imposed on the Purchased Assets pursuant to Section 302, 303 or Title IV of ERISA or Section 412 or 430 of the Code and no fact exists that would reasonably be expected to give rise to any such Lien.

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(d)         Except as would not reasonably be expected to result in liability to the Buyer, the execution and delivery by the Seller of this Agreement and the Related Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby shall not result in the payment of or obligation to pay any “excess parachute payment” (within the meaning of Code Section 280G).

(e)         The Seller is not entering into the transactions contemplated by this Agreement with a principal purpose of evading liability as described in Section 4069 of ERISA.

3.16      Inventory. Section 3.16 of the Seller Disclosure Schedule sets forth the Inventory as at the Balance Sheet Date, by location. Except as set forth in Section 3.16 of the Seller Disclosure Schedule, all of the Inventory has been acquired by the Seller in the ordinary course of business and is of a quality reasonable for use in the Business consistent with past practice, subject to reserves. All such inventory is owned free and clear of any Liens (other than (i) Permitted Liens and (ii) Liens created under the Credit and Guaranty Agreement, which shall be released on or prior to the Closing Time).

3.17      Suppliers. Section 3.17 of the Seller Disclosure Schedule contains, for the fiscal year of the Business ended February 3, 2013 and the twenty six weeks of the Business ended on the Balance Sheet Date, a complete and correct list of the suppliers of the Business that accounted for more than $100,000 of the purchases of the Business during any such period. No supplier required to be listed on the Seller Disclosure Schedule has since February 3, 2013 threatened in writing to cancel or otherwise to terminate its relationship with the Seller, or its business done with the Seller.

3.18      Privacy and Data Security.

(a)         In relation to the Business, the Seller has not been required under applicable Law to issue, and has not issued, any notifications under any applicable Law relating to the actual or suspected unauthorized access or acquisition of personally identifiable information.

(b)         In relation to the Business, the Seller has not undergone any audit or regulatory inquiry from any Governmental Authority with respect to privacy or data security of personally identifiable information and, to the Seller’s Knowledge, no inquiry from any Governmental Authority (including as a result of complaints from any individuals provided to such Governmental Authority) is threatened regarding same.

3.19      Insurance. The Seller maintains product liability and general liability insurance policies for the Business that are reasonable and customary in scope and amount of coverage for businesses similarly situated.

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3.20      No Finder. Other than Peter J. Solomon Company (whose fee is the sole responsibility of the Seller), neither the Seller nor any party acting on its behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby or by the Related Agreements.

Except for the representations and warranties made herein, in any Related Agreement or in any certificate to be delivered hereunder, the Seller makes no representation or warranty express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT

The Buyer and the Parent hereby jointly and severally represent and warrant to the Seller as follows:

4.1        Organization; Good Standing. Each of the Buyer and the Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2        Authority; Execution and Delivery; Enforceability. Each of the Buyer and the Parent has full corporate power and authority to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, to perform its obligations hereunder and under the Related Agreements and to consummate the transactions contemplated hereby and by the Related Agreements. All corporate acts and other proceedings required to be taken by each of the Buyer and the Parent to authorize the execution, delivery and performance of this Agreement and the Related Agreements have been duly and properly taken. Each of this Agreement and the Related Agreements has been duly executed and delivered by the Buyer and the Parent (to the extent a party thereto), and constitutes the legal, valid and binding obligation of each of the Buyer and the Parent (to the extent a party thereto), enforceable against the Buyer and the Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3        Non-Contravention. Assuming the consents described in Section 4.4 have been received, the execution and delivery of this Agreement and the Related Agreements by each of the Buyer and the Parent, to the extent a party thereto, does not, and the consummation by each of the Buyer and the Parent of the transactions contemplated hereby and by the Related Agreements and compliance by each of the Buyer and the Parent with the terms hereof and of the Related Agreements, will not:

(i)          violate or results in a breach of the certificate of incorporation or the bylaws of the Buyer or the Parent;

(ii)         constitute a default or a violation or breach of, or result in the acceleration of any obligation of the Buyer or the Parent under, or a change in any right or obligation of the Buyer or the Parent under, any provision of any Contract to which the Buyer or the Parent is a party or by which any of the assets of the Buyer or the Parent may be affected that would, in each case, adversely affect the business of the Buyer or the Parent in a material respect; or

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(iii)        violate any Order or any Law applicable to the Buyer or the Parent or affecting their respective assets.

4.4        Consents and Approvals. Except for such filings as Parent may be required to make with the SEC pursuant to its obligations under the Exchange Act, no consent, approval, declaration or filing with, any Governmental Authority, and no consent or approval of any Person, is required to be obtained by or on behalf of the Buyer or the Parent in connection with the execution, delivery and performance by the Buyer or the Parent of this Agreement or the Related Agreements, to the extent a party thereto, or the consummation of the transactions contemplated hereby and by the Related Agreements, the absence of which, in each case, would adversely affect the Buyer’s or the Parent’s business in a material respect.

4.5        Litigation and Claims. There is no Action pending or, to the Knowledge of the Buyer or the Parent, threatened, against the Buyer or the Parent that seeks to enjoin, prohibit or otherwise challenge, or affecting the propriety or validity of the transactions contemplated hereby or by the Related Agreements.

4.6        No Finder. None of the Buyer, the Parent or any party acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary (other than counsel and accountants) for or on account of the transactions contemplated hereby or by the Related Agreements.

Except for the representations and warranties made herein, in any Related Agreement or in any certificate to be delivered hereunder, neither the Buyer nor the Parent makes any representation or warranty express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V.

ACTIONS PRIOR TO THE CLOSING DATE

From and after the execution of this Agreement until the Closing Time (or earlier termination of this Agreement in accordance with Section 10.1):

5.1        Access. The Seller shall afford the Buyer’s Representatives such access during normal business hours as the Buyer may reasonably request to inspect and investigate the Purchased Assets and the Assumed Liabilities and to interview the Business Employees. In addition, the Seller shall furnish the Buyer’s Representatives with such financial, operating and other data and information related to the Business as the Buyer’s Representatives may reasonably request and instruct the Seller’s Representatives to cooperate with the Buyer in its investigation of the Business. Such rights of access shall be exercised in a manner that does not unreasonably interfere with the operations of the Seller. No investigation by the Buyer or its Representatives or other information received by the Buyer or its Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement.

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5.2        Fulfillment of Conditions to the Buyer’s Obligations. The Seller shall use commercially reasonable efforts (or reasonable best efforts or Reasonable Best Efforts, to the extent expressly provided herein) to effectuate the transactions contemplated hereby and by the Related Agreements and to fulfill the conditions to the Buyer’s obligations contained in Article VII.

5.3        Fulfillment of Conditions to the Seller’s Obligations. The Buyer shall, and the Parent shall cause the Buyer to, use commercially reasonable efforts (or reasonable best efforts, to the extent expressly provided herein) to effectuate the transactions contemplated hereby and by the Related Agreements and to fulfill the conditions to the Seller’s obligations contained in Article VIII.

5.4        Conduct of Business Prior to the Closing From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) other than with respect to the closing of certain of the Excluded Stores, use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, but subject to the parenthetical set forth in the preceding sentence, from the date hereof until the Closing Date, the Seller shall:

(a)         use commercially reasonable efforts to preserve and maintain all Governmental Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)         pay the debts, Taxes and other obligations of the Business when due, other than those disputed in good faith;

(c)         maintain the properties and assets included in the Purchased Assets in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)         use commercially reasonable efforts to continue in full force and effect without modification all insurance policies covering the Business or the Purchased Assets, except as required by applicable Law;

(e)         use commercially reasonable efforts to defend and protect the properties and assets included in the Purchased Assets from infringement or encroachment;

(f)          perform all of its obligations under all Assumed Contracts in all material respects;

(g)         maintain the books and records of the Business in accordance with past practice;

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(h)         comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(i)          except as required by GAAP, not make any material change in any method of accounting or accounting practice for the Business;

(j)          not enter into any Contract with respect to the Business that would constitute a Material Contract;

(k)         not transfer, assign, sell or otherwise dispose of any of the Purchased Assets, except for the sale of Inventory in the ordinary course of business;

(l)          not transfer, assign or grant any license or sublicense of any material rights under or with respect to any Intellectual Property included in the Purchased Assets;

(m)        not grant any bonuses, whether monetary or otherwise (other than those payable under the Seller’s bonus plan with respect to the Bass retail stores that is in effect as of the date of this Agreement), or increase any wages, salary, severance, pension or other compensation or benefits in respect of any Business Employees or independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, change in the terms of employment for any Business Employee (including, without limitation, reassigning any Business Employee from a Bass retail store (other than an Excluded Store) to an Excluded Store or other Heritage Brands store that is not a Bass retail store, or terminate any Business Employee; and

(n)         not enter into any Contract to do any of the foregoing, or any take any action or omit to take any action that would result in any of the foregoing.

5.5         No Solicitation of Other Bids.

(a)         The Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)         Seller agrees that the rights and remedies for noncompliance with this Section 5.5 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.

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5.6        Notice of Certain Events.

(a)         From the date hereof until the Closing, the Seller shall promptly notify the Buyer in writing of:

(i)          any fact, circumstance, event or action, the existence or occurrence of which has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied;

(ii)         any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)        any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv)        any Actions commenced or, to the Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article III or that relates to the consummation of the transactions contemplated by this Agreement;

(v)         any written notice or other written communication from any landlord (A) contesting the valid assignment of a Category 1 Lease following the delivery of the applicable notice set forth in Section 5.7(a), (B) denying consent to the assignment of a Category 2 Lease or (C) denying assignment, extension or renewal of a Category 3 lease; and

(vi)        the grant or payment of any bonus in respect of any Business Employees in accordance with Section 5.4(m).

(b)         From and after the date hereof, the Buyer shall promptly notify the Seller in writing of:

(i)          any fact, circumstance, event or action, the existence or occurrence of which has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Article VIII to be satisfied; and

(ii)         any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

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5.7        Leases.

(a)         Within ten (10) Business Days following the date of this Agreement, the Seller shall cause the Tenant under each Category 1 Lease to furnish written notice, in accordance with the terms of such Category 1 Lease, to the landlord thereunder to the assignment of such Category 1 Lease to the Buyer as of the Closing, in each case in the form prepared by the Buyer and reasonably acceptable to the Seller. The Buyer shall, and the Parent shall cause the Buyer to, cooperate with the Seller and the Tenant in connection with furnishing each such notice.

(b)         Seller shall, or shall cause the Tenant under each Category 2 Lease to, use its Reasonable Best Efforts to secure, prior to the Closing, the written consent of the landlord under such Category 2 Lease to the assignment of such Category 2 Lease to the Buyer as of the Closing. The Buyer shall, and the Parent shall cause the Buyer to, cooperate with the Seller or the applicable Tenant in connection with securing each such consent to assignment.

(c)         Seller shall, or shall cause the Tenant under each Category 3 Lease to, use its Reasonable Best Efforts to secure, prior to the Closing, a valid assignment of each Category 3 Lease to the Buyer as of the Closing and a valid and legally binding renewal or extension of each Category 3 Lease, on terms substantially identical to those of the Category 3 Lease as in effect on the date hereof, with such amendments thereto (including expiration date) as shall be reasonably acceptable to the Buyer. The Buyer shall, and the Parent shall cause the Buyer to, cooperate with the Seller or the applicable Tenant in connection with securing each such assignment and renewal or extension.

ARTICLE VI.

OTHER AGREEMENTS OF THE PARTIES

6.1        Employees.

(a)         No later than five (5) Business Days prior to the Closing Date, the Buyer shall determine (and shall notify the Seller of such determination) which of (i) the Business Employees who are not employed at the Bass retail stores and (ii) the district sales managers of the Seller who the Seller has presented to the Buyer as being available for employment by the Buyer, to whom it will make offers of employment (each, a “Non-Store Employee”). All employment by the Buyer of the Non-Store Employees who accept the Seller’s offer of employment shall commence employment with the Buyer as of the Closing Date. All of the Business Employees employed at the Bass retail stores on the day prior to the Closing Date (other than those employed at the Excluded Stores) shall be offered employment by the Buyer and, subject to acceptance of such offer, shall become employees of the Buyer as of the Closing Date (each, a “Store Employee”). Notwithstanding the foregoing, a Non-Store Employee or Store Employee who accepts the Buyer’s offer of employment and who is absent from work on the Closing Date due to vacation or other authorized short-term leave of absence or paid time off will not become an employee of the Buyer as of the Closing Date unless he or she returns to active employment by the time required under the terms of such authorized absence; and, if such employee is absent due to long term disability or other authorized long term leave of absence, he or she will become an employee of the Buyer on the date such employee returns to active employment with the Buyer promptly following the expiration of such disability or other long term leave of absence.

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(b)        Any offers of employment by the Buyer pursuant to the foregoing paragraph may be subject to such reasonable conditions as the Buyer may designate. Each Non-Store Employee and Store Employee to whom employment is offered shall be offered substantially the same base salary or hourly wage (but not bonuses or equity grants) as in effect for such Non-Store Employee or Store Employee, as the case may be, on the date hereof, and employee benefits, including bonus eligibility or equity grants, in accordance with the Buyer’s existing policies. The Buyer shall provide each Non-Store Employee and Store Employee who it employs (collectively, the “Transferred Employees”) with credit for years of service with the Seller prior to the Closing Date for the purpose of eligibility, vesting and seniority under the Buyer’s employee benefit plans. The Seller shall (i) reasonably cooperate with the Buyer to enable the Buyer to consider each Non-Store Employee for employment by Buyer, (ii) to the extent permitted by applicable Law, provide such employee information as reasonably requested by the Buyer in connection with such consideration and (iii) provide the Buyer with reasonable access to each such Non-Store Employee to enable the Buyer to discuss the potential employment of such Non-Store Employee with the Buyer.

(c)        Except as specifically set forth in Section 6.1(d) with respect to the payment of certain severance benefits, (i) the Buyer shall not assume any Employee Plan and shall not have any obligations for or with respect to any Retained Employee Liabilities, and (ii) the Seller shall not be, and the Buyer shall be, responsible for the satisfaction of all Liabilities of the Buyer to or with respect to any Transferred Employee for any period beginning on the Closing Date (or, if later, the date he or she becomes a Transferred Employee).

(d)        The Transferred Employees will be employed on an at-will basis, and nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to continuance of employment by the Buyer after Closing Date, nor shall anything herein interfere with the right of the Buyer to terminate the employment of any Transferred Employee at any time, with or without notice, or restrict the Buyer, in the exercise of its business judgment, from modifying any of the terms or conditions of employment of the Transferred Employees at any time. In the event that any Non-Store Employee employed by the Buyer is terminated by the Buyer during the one-year period immediately following the Closing Date, such Non-Store Employee shall be eligible for severance based on the Seller’s applicable severance policy in effect on the date hereof with the cost of such severance borne by the Buyer.  In the event that any Transferred Employee who is a Store Employee is terminated by Buyer other than for cause during the 90-day period immediately following the Closing Date, such Store Employee shall be eligible for severance based on the Seller’s applicable severance policy in effect on the date hereof with the cost of such severance borne 25% by Buyer and 75% by Seller; provided, however, that the Buyer shall be responsible for the cost of all severance for such Store Employees from and after the time that the Seller’s aggregate expense for severance for such Store Employees equals $1,200,000. The Buyer shall furnish an invoice to the Seller as to the Seller’s portion of severance liability at the end of each fiscal month.

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(e)         The Seller shall bear any and all obligations and Liabilities under the Worker Adjustment and Retraining Notification Act (WARN Act), and all other similar state and local Laws, with respect to any action taken by the Seller prior to the Closing Date.

6.2        Non-Solicitation, Non-Derogation and Confidentiality.

(a)        With respect to each Transferred Employee and each employee of the Buyer or the Parent (the “Buyer Employees”), from the Closing Date until the date that is one year following the Closing Date, the Seller shall not, and shall cause its Affiliates not to, without the prior written consent of the Buyer, directly or indirectly, for itself or any of its Affiliates, solicit for employment such Transferred Employee or Buyer Employee; provided that nothing in this Section 6.2(a) shall prevent the Seller or its Affiliates from soliciting any Transferred Employee or Buyer Employee (i) who has voluntarily left the employ of the Buyer or the Parent, as the case may be, at least six months prior to such solicitation or hiring, (ii) whose employment was terminated by the Buyer or the Parent, as the case may be, or (iii) applies for a position with the Seller or its Affiliates as a result of a general solicitation for employment.

(b)        With respect to each employee of the Seller (the “Seller Employees”), from the Closing Date until the date that is one year following the Closing Date, each of the Buyer and the Parent shall not, and shall cause their respective Affiliates not to, without the prior written consent of PVH, directly or indirectly, for itself or any of their respective Affiliates, solicit for employment any Seller Employee; provided that nothing in this Section 6.2(b) shall prevent the Buyer, the Parent or their respective Affiliates from soliciting any Seller Employee (i) who has voluntarily left the employ of the Seller at least six months prior to such solicitation or hiring, (ii) whose employment was terminated by the Seller, or (iii) applies for a position with the Buyer, the Parent or any of their respective Affiliates as a result of a general solicitation for employment.

(c)        From and after the Closing Date, the Seller shall not, and shall cause its Affiliates not to, make any comment or act in any manner, which is derogatory towards, or which is not respectful, complimentary and supportive of, the Buyer, the Parent or any of their respective subsidiaries or any of their officers, directors or employees (current or former), their operation of the Business, the Business itself or any products manufactured, sold or distributed by the Buyer, the Parent, their respective Affiliates, their licensees or their licensors. Each of the Buyer and the Parent shall not, and shall cause their respective Affiliates not to, issue or make any comment or act in any manner which is derogatory towards, or which is not respectful of, the Seller or any of its subsidiaries or any of their officers, directors or employees (current or former), their operation of the Business, or any products manufactured, sold or distributed by the Seller, its Affiliates, its licensees or its licensors. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Buyer, the Parent, the Seller or any of their respective Affiliates from making any such comments that are specifically related to asserting their claims or defending themselves against claims filed in a court of law or with another body exercising arbitration or similar quasi-judicial authority or power or defending itself against claims made by the Buyer, the Parent or the Seller.

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(d)        Each of the Buyer, the Parent and the Seller acknowledge and agree that the covenants and agreements contained in this Section 6.2 have been negotiated in good faith by each of them. Each of the Buyer, the Parent and the Seller further acknowledges that (i) the goodwill associated with the existing Business, vendors, customers and assets of the Business  prior to the transactions contemplated herein is an integral component of the value of the Business to the Buyer and is reflected in the consideration to be received by the Seller pursuant to this Agreement, and (ii) the covenants and agreements contained in this Section 6.2 are necessary to preserve the value of the Business for the Buyer following the transaction. The Seller further acknowledges that the limitations agreed to in this Section 6.2 are reasonable because, among other things: (A) the Buyer, the Parent and the Seller are engaged in a highly competitive industry and their operations are worldwide, (B) the Seller has unique access to, and will continue to have access to, Confidential Information, including trade secrets, and know-how of the Business, (C) the Seller is receiving significant consideration in connection with the transactions contemplated herein and (D) this Section 6.2 provides no more protection than is necessary to protect the Buyer’s interest in the goodwill of the Business, Confidential Information and trade secrets.  If any one or more of the provisions contained in this Section 6.2 shall be held to be excessively broad as to scope, territory or period of time, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable Law.

(e)        Except as required by Law, the Seller shall hold in confidence all Confidential Information obtained in the course of its ownership of or participation in, the Business (whether obtained prior to or following the Closing Time) or otherwise which is either non-public, confidential or proprietary in nature. The Seller shall, subject to any requirement of Law, keep such Confidential Information confidential and such Confidential Information shall not, without the prior written consent of the Buyer, be disclosed by it to any Person. Notwithstanding the foregoing, in the event that the Seller or its representatives is requested or required by law, rule, regulation or legal process (including by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information or make any disclosure that is prohibited under this Section 6.2(e), the Seller will, to the extent legally permitted, provide the Buyer with prompt written notice of such request so that the Buyer, at its sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.2(e).  The Seller will reasonably cooperate with the Buyer in such regard at the Buyer’s sole cost and expense.  In the event that such protective order or other remedy is not obtained or that the Buyer waives compliance with the provisions of this Section 6.2(e), the Seller and its representatives will furnish only that portion of the Confidential Information which is legally required to be disclosed, the Seller will give the Buyer written notice of the information to be disclosed as far in advance as practicable, and, upon the Buyer’s request and at its sole cost and expense, the Seller will use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

6.3        Tax Matters.

(a)        The parties shall use or cause their respective Affiliates to use the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

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(b)        All applicable transfer Taxes, sales and/or use Taxes, real property transfer or excise Taxes, recording, deed, stamp, and other similar Taxes, fees and duties under applicable Law incurred in connection with the transfer of the Purchased Assets to the Buyer pursuant hereto (“Transfer Taxes”), shall be borne by the Seller and the Buyer equally. The Seller and the Buyer shall jointly prepare or cause to be prepared and file or cause to be filed in a timely manner all Tax Returns required to be filed with respect to Transfer Taxes.

(c)        Each of the Seller and the Buyer shall provide the other with such assistance as the other may reasonably request in connection with the preparation of any Tax Return, any Tax audit or other examination by any Governmental Authority or any judicial or administrative proceeding relating to Taxes attributable to the Purchased Assets or the Business, and each shall provide the other with any records or information relevant to such Tax Return, Tax audit, examination or proceeding. Such assistance shall include making employees reasonably available on a mutually convenient basis to provide additional information and explanation of material provided hereunder and providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes for a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the Taxes for the portion of the Straddle Period ending before, and the portion of the Straddle Period beginning on or after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the day immediately preceding the Closing Date and the other which began at the beginning of the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors for the Straddle Period shall be allocated between such two taxable periods on a “closing of the books basis”.

6.4        Access to Records.

(a)        For a period of six years after the Closing Date, the Seller shall afford the Buyer and its representatives reasonable access to all the books and records relating to the Purchased Assets or the Business that the Buyer requires in connection with the preparation of its Tax Returns, a Tax investigation, or audit of the Buyer. Such access shall be afforded by the Seller upon receipt of reasonable advance notice and during normal business hours and shall be had or done in such a manner so as not to interfere with the normal conduct of business of the Seller. The Buyer shall be responsible for any costs and expenses incurred by the Seller in retrieving and copying such books and records at the Buyer’s request. However, if the Seller shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Seller shall, prior to such disposition, give twenty (20) Business Days’ notice to the Buyer, and the Buyer shall have the right at its option and expense to segregate and remove such books and records as the Buyer may select from those the Seller desires to dispose of within ten (10) Business Days after receipt of such notice.

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(b)        For a period of six years after the Closing Date, the Buyer and the Parent shall afford the Seller and its representatives reasonable access to all the books and records relating to the Purchased Assets or the Business that the Seller requires in connection with the preparation of its Tax Returns, a Tax investigation or audit of the Seller, and in connection with the fulfillment of an indemnification obligation under Article IX. Such access shall be afforded by the Buyer and the Parent upon receipt of reasonable advance notice and during normal business hours and shall be had or done in such a manner so as not to interfere with the normal conduct of business of the Buyer or the Parent. The Seller shall be responsible for any costs and expenses incurred by the Buyer and the Parent in retrieving and copying such books and records at the Seller’s request. However, if the Buyer or the Parent shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Buyer or the Parent, as the case may be, shall, prior to such disposition, give twenty (20) Business Days’ notice to the Seller, and the Seller shall have the right at its option and expense to segregate and remove such books and records as the Seller may select from those the Buyer or the Parent, as the case may be, desires to dispose of within ten (10) Business Days after receipt of such notice.

6.5        Further Assurances.

From and after the Closing Date, each party shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, for no additional consideration but at the cost and expense of the requesting party (excluding any internal costs incurred, such as having any of the following reviewed by counsel) such assignments, deeds, drafts, checks, returns, filings and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as the other party or its counsel may reasonably request for the effectual consummation and confirmation of this Agreement and the Related Agreements and the transactions contemplated hereby and by the Related Agreements.

6.6        Third Party Consents. The Seller and the Buyer shall use their commercially reasonable efforts (without the obligation to make payment other than obligations when and as required under existing Contracts) to obtain all consents from parties to Contracts (including, without limitation, Store Leases) which are necessary to be obtained in connection with the transactions contemplated hereby and by the Related Agreements.

6.7        Publicity. From and after the date hereof, the parties hereto shall not, and shall use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors, and agents (collectively, “Representatives”) not to, make any press release, disclosure or public announcement in respect of the transactions contemplated by the this Agreement and the Related Agreements; provided, that each party may make such press release, disclosure or public announcement if (i) it is mutually accepted in writing by the Buyer and the Parent, on the one hand, and the Seller, on the other hand, (ii) such disclosure is required by law or regulation, including applicable stock exchange rules, or by legal process, or (iii) such disclosure is contained in any report or filing made by a party to the SEC or any other applicable Governmental Authority; provided, further, that in the case of clauses (ii) and (iii) above, the party making disclosure (A) allows the non-disclosing party, to the extent permitted by applicable Law, reasonable time to comment on such disclosure in advance of such issuance and (B) reasonably considers such comments. Except for the foregoing exceptions, the contents of the this Agreement and the Related Agreements shall not be distributed or disclosed to, or otherwise relied upon by, any other person, other than the board of directors, advisors, attorneys, accountants and consultants of the Buyer, the Parent, the Seller and their respective Affiliates as deemed appropriate by the Seller or the Buyer and the Parent, respectively, and only on a need-to-know basis. The obligation of each party to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.

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6.8        Store Leases.

(a)        From and after the Closing Time, to the extent that, prior to the Closing, (i) the Seller has not, or has not caused the Tenant under any Category 2 Lease to, secure the written consent of the landlord under such Category 2 Lease to the assignment of such Category 2 Lease to the Buyer as of the Closing, or (ii) the Seller has not, or has not caused the Tenant under any Category 3 Lease to, secure a valid assignment of any Category 3 Lease to the Buyer as of the Closing or a valid and legally binding renewal or extension of any Category 3 Lease for the term set forth in Section 3.7 of the Seller Disclosure Schedule, on terms substantially identical to those of the Category 3 Lease as in effect on the date hereof, with such amendments thereto (including expiration date) as shall be reasonably acceptable to the Buyer, then the Seller shall continue to use its Reasonable Best Efforts or cause the applicable Tenant to use its Reasonable Best Efforts to secure such written consent to assignment of a Category 2 Lease or valid assignment and valid and legally binding renewal or extension of such Category 3 Lease. The Buyer shall, and the Parent shall cause the Buyer to, continue to cooperate with the Seller or the applicable Tenant in connection with securing each such consent to assignment or assignment and renewal or extension.

(b)        From and after the Closing Time, if the Seller has not been released from Liabilities under any Store Lease that accrue after the Closing Time, neither the Buyer nor any of its Affiliates shall, and the Parent shall cause the Buyer and its Affiliates not to, without the Seller’s prior written consent, (i) extend, amend or otherwise modify such Store Lease in any manner that could reasonably be expected to adversely affect the interests of the Seller or any of its Affiliates or (ii) directly or indirectly, assign, sublet, mortgage, hypothecate, pledge, encumber or otherwise transfer, by operation of law or otherwise, its interest under such Store Lease, or permit or suffer any associated Leased Real Property or any part thereof to be used by any Person other than the Buyer or its Affiliates. The Seller shall reasonably cooperate with the Buyer, at the Buyer’s request, in seeking the release of the Seller’s obligations under any Store Lease or any renewal, amendment or modification of a Store Lease together with a release of the Seller’s obligations thereunder.

6.9        Mail, Receivables and Other Items to be Given to Proper Party. After Closing, (a) each party will promptly deliver to the proper party the original of any mail or other communication received by such party that is or should properly be the property of such other party and (b) within two Business Days of receipt, each party will deliver to the proper party any monies, checks or other instruments of payment received by such party to which such other party is entitled.

6.10      Proration. After Closing, to the extent that it is necessary for the parties to prorate expenses (other than expenses the payment of which is provided for in the Transition Services Agreement) related to the operation of the Business with respect to a particular period (such as a month or quarter) that commenced prior to the Closing Date and ends on or after the Closing Date, proration will be based on the respective number of calendar days in the applicable period occurring prior to the Closing Date and on or after the Closing Date, divided by the total number of calendar days in the applicable period.

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6.11      Gift Cards; Loyalty Program.

(a)        As soon as reasonably practicable following the Closing, the Seller shall deliver gift cards to each of the Seller’s retail businesses that exclude references to the Bass retail stores or the Trademarks. Promptly following the delivery of such gift cards to the Seller’s other retail businesses, the Seller shall cease to sell gift cards that include references to the Bass retail stores or the Trademarks in any of its retail businesses.

(b)        As soon as reasonably practicable following the Closing and at the Buyer’s expense, the Seller shall deliver “Bass” gift cards to the Buyer that exclude references to the Izod and Van Heusen retail stores and related trademarks. Promptly following the delivery of such gift cards to the Buyer, the Buyer shall cease to sell in any of its retail businesses any gift cards that include references to the Izod and Van Heusen retail stores and related trademarks. Promptly following the Buyer’s receipt of such “Bass” gift cards, the Buyer shall deliver to the Seller any remaining gift cards that include references to the Izod and Van Heusen retail stores and related trademarks.

(c)        The gift cards delivered to the Seller and the Buyer pursuant to Sections 6.11(a) and 6.11(b), respectively, shall only be redeemable at the stores indicated on such cards. In the event that a customer attempts to redeem any such at a store that is not indicated on such gift card, the Seller or the Buyer, as the case may be, shall cause its employees to redirect such customer to the valid stores at which such gift card may be redeemed.

(d)        Prior to the delivery of the gift cards contemplated by Sections 6.11(a) and 6.11(b), each of the Seller and the Buyer shall continue to honor gift cards that list the Bass, Izod and Van Heusen names if presented in their stores.

(e)        By no later than February 2, 2014, the Seller shall have removed purchases at Bass retail stores from inclusion in the Seller’s loyalty programs for its other Heritage Brands. From and after such time, the Buyer shall be permitted to utilize the Seller’s existing loyalty system for the Bass retail stores only.

6.12      Software Items. Promptly following the transfer of title to all computers, registers and other point-of-sale equipment purchased hereunder in accordance with Section 2.2(a)(vii), the Buyer shall, and the Parent shall cause the Buyer to, erase any and all software contained or stored on such computers, registers and other point-of-sale equipment.

6.13      Buyer Services to the Excluded Stores. From and after the Closing Time until the earlier to occur of (i) the expiration of the Transition Services Agreement Term and (ii) with respect to any particular Excluded Store, the termination of the Store Lease for such Excluded Store, the Buyer shall, and the Parent shall cause the Buyer to, provide purchasing, product allocation, marketing materials, merchandising communications and other services to each of the Excluded Stores (other than those Excluded Stores that are closed prior to the Closing) such that the Seller is able to continue to operate such Excluded Stores in substantially the same manner in which the Seller operated such Excluded Stores prior to the Closing Time.

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ARTICLE VII.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

The obligation of the Buyer to consummate the transactions contemplated under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Buyer, in its sole discretion:

7.1        Representations and Warranties. The representations and warranties of the Seller contained in this Agreement when taken as a whole, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Time, with the same force and effect as if made as of the Closing Time (other than such representations and warranties as are made as of a specified date, the accuracy of which for purposes of this clause shall be determined as of such date) and the representations and warranties set forth in Section 3.7 (Leased Property) and Section 3.10 (Intellectual Property) (disregarding all qualifications on materiality, including “Material Adverse Effect,” set forth in such representations and warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Time, with the same force and effect as if made as of the Closing Time (other than such representations and warranties set forth in Section 3.7 or Section 3.10 as are made as of a specified date, which shall be true and correct in all material respects as of such date).

7.2        Performance. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller prior to or at the Closing Time.

7.3        Certificate. The Buyer shall have received a certificate executed by an executive officer of PVH dated the Closing Date and certifying to the fulfillment on the part of the Seller of the conditions specified in Sections 7.1 and 7.2;

7.4        Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement or the Related Agreements illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder or in the Related Agreements to be rescinded following completion thereof.

7.5        Release of Liens. The Buyer shall have received evidence of releases of all Liens on the Purchased Assets (other than Permitted Liens), including, without limitation a release of all Liens on the Purchased Assets under the Credit and Guaranty Agreement.

7.6        Bill of Sale and Assignment and Assumption Agreement. The Seller shall have received a Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Bill of Sale”), dated the Closing Date, duly executed by each of PVH, PVH Retail and PVH Puerto Rico.

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7.7        License Agreement. The Buyer shall have received the License Agreement, duly executed by each of PVH, PVH Retail and PVH Canada.

7.8        Non-Foreign Affidavit. The Buyer shall have received a non-foreign affidavit dated as of the Closing Date, sworn under penalties of perjury and in form and substance required under Code §1445, stating that each of PVH, PVH Retail and PVH Puerto Rico is not a “foreign person”.

7.9        Transition Services Agreement. PVH shall be able to provide the services under the Transition Services Agreement to the Buyer substantially in accordance with the terms set forth therein.

7.10      Intellectual Property Agreement. The Buyer shall have received the Intellectual Property Agreement duly executed by PVH.

7.11      Store Leases. The Buyer shall have received Assignment and Assumption Agreements with respect to each of the Category 1 Leases in the form attached hereto as Exhibit D, effective as of the Closing Date, each duly executed by the applicable Seller.

ARTICLE VIII.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

The obligation of the Seller to consummate the transactions contemplated under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Seller, in its sole discretion:

8.1        Representations and Warranties. The representations and warranties of the Buyer and the Parent contained in this Agreement, when taken as a whole, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Time, with the same force and effect as if made as of the Closing Time (other than such representations and warranties as are made as of a specified date, which shall be true and correct in all material respects as of such date).

8.2        Performance. Each of the Buyer and the Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer and the Parent prior to or at the Closing Time.

8.3        Certificate. The Seller shall have received a certificate executed by an executive officer of the Buyer dated the Closing Date and certifying to the fulfillment on the part of the Buyer and Parent of the conditions specified in Sections 8.1 and 8.2.

8.4        Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement or the Related Agreements illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder or in the Related Agreements to be rescinded following completion thereof.

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8.5        Bill of Sale and Assignment and Assumption Agreement. The Seller shall have received the Bill of Sale duly executed by the Buyer.

8.6        License Agreement. The Seller shall have received the License Agreement, duly executed by the Buyer.

8.7        Store Leases. The Seller shall have received Assignment and Assumption Agreements with respect to each of the Category 1 Leases in the form attached hereto as Exhibit D, effective as of the Closing Date, each duly executed by the Buyer.

ARTICLE IX.

INDEMNIFICATION

9.1        Survival. All indemnifications, representations, warranties, covenants and agreements made herein by the parties to this Agreement and their respective obligations to be performed pursuant to the terms hereof, shall survive the Closing Time, provided, that, the representations and warranties made herein by the parties shall terminate on the eighteen month anniversary of the Closing Date, except that (i) the representations and warranties set forth in Sections 3.11 (Tax Matters), 3.14 (Environmental Matters) and 3.15 (Employee Plans) shall survive the Closing Time for the applicable statute of limitations (as the same may have been extended), and (ii) the representations and warranties set forth in Sections 3.1 (Organization; Good Standing), 3.3 (Authority; Execution and Delivery; Enforceability), 3.19 (No Finder), 4.1 (Organization, Good Standing), 4.2 (Authority; Execution and Delivery; Enforceability), and 4.6 (No Finder), shall survive until the latest date permitted by applicable Law. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, if notice of any matter setting forth in reasonable detail a claim for a breach of any representation or warranty is given to the Buyer or the Seller, as the case may be, in writing pursuant to this Agreement prior to the end of the applicable survival period, any such representation or warranty that would otherwise terminate shall be deemed to survive solely with respect to such matter until such matter is finally resolved.

9.2        Indemnification by PVH, PVH Retail and PVH Puerto Rico. PVH, PVH Retail and PVH Puerto Rico shall, jointly and severally, indemnify and hold harmless any Buyer Group Member from and against any and all Damages incurred or sustained by such Buyer Group Member based upon or arising from:

(a)        any failure by the Seller to perform any covenants or other obligations of the Seller contained in this Agreement;

(b)        any breach of any representation or warranty of the Seller contained in Article III of this Agreement;

(c)        any failure or alleged failure of the Seller to pay, perform or discharge any of the Excluded Liabilities in accordance with the terms thereof;

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(d)        the failure by the parties to comply with any bulk sales Laws in connection with the transactions contemplated by this Agreement; or

(e)        any pending or threatened third party Action based upon, resulting from or arising out of any of the foregoing.

9.3        Indemnification by the Buyer. The Buyer and the Parent shall, jointly and severally, indemnify and hold harmless any Seller Group Member from and against any and all Damages incurred or sustained by such Seller Group Member based upon or arising from:

(a)        any failure by the Buyer or the Parent to perform any covenants or other obligations of the Buyer or the Parent in this Agreement;

(b)        any breach of any representation or warranty of the Buyer or the Parent contained in Article IV this Agreement;

(c)        any failure or alleged failure of the Buyer to pay, perform, discharge any of the Assumed Liabilities in accordance with the terms thereof including, without limitation, any Assumed Contract; or

(d)        any pending or threatened third party Action based upon, resulting from or arising out of any of the foregoing.

9.4        Limitations on Indemnification.

(a)        No Buyer Group Member shall be entitled to be indemnified pursuant to Section 9.2(b) or Section 9.2(e) (insofar as such third party Action relates to a breach of a representation or warranty), unless and until the aggregate of all Damages incurred by Buyer Group Members shall exceed 1% of the Purchase Price (the “Basket”) and thereafter only for indemnification pursuant to Section 9.2(b) or Section 9.2(e) (insofar as such third party Action relates to a breach of a representation or warranty), in excess of the Basket, and the maximum aggregate amount of Damages for which indemnification pursuant to Section 9.2(b) and Section 9.2(e) (insofar as such third party Action relates to a breach of a representation or warranty) may be received by the Buyer Group Members shall not exceed 20% of the Purchase Price (the “Cap”); provided, however, that Buyer Group Members shall be entitled to be indemnified for all Damages on a dollar-for-dollar basis from the first dollar of Damages, without regard to the Basket or the Cap, incurred as a result of any breach of the representations and warranties set forth in Sections 3.1 (Organization; Good Standing), 3.3 (Authority; Execution and Delivery; Enforceability), 3.5(b) (Title to Assets); 3.11 (Tax Matters); 3.14 (Environmental Matters) and 3.19 (No Finder).

(b)        No Seller Group Member shall be entitled to be indemnified pursuant to Section 9.3(b) or Section 9.3(d) (insofar as such third party Action relates to a breach of a representation or warranty), unless and until the aggregate of all Damages incurred by Seller Group Members shall exceed the Basket and thereafter only for indemnification pursuant to Section 9.3(b) or Section 9.3(d) (insofar as such third party Action relates to a breach of a representation or warranty), in excess of the Basket, and the maximum aggregate amount of Damages for which indemnification pursuant to Section 9.3(b) and Section 9.3(d) (insofar as such third party Action relates to a breach of a representation or warranty) may be received by the Seller Group Members shall not exceed the Cap; provided, however, that Seller Group Members shall be entitled to be indemnified for all Damages on a dollar-for-dollar basis from the first dollar of Damages, without regard to the Basket or the Cap, incurred as a result of any breach of the representations and warranties set forth in Section 4.1 (Organization, Good Standing), 4.2 (Authority; Execution and Delivery; Enforceability), and 4.6 (No Finder).

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(c)         For purposes of Section 9.2(b) or Section 9.2(e) (insofar as such third party Action relates to a breach of a representation or warranty) and Section 9.3(b) or Section 9.3(d) (insofar as such third party Action relates to a breach of a representation or warranty), in determining the amount of any Damages in connection with any breach of a representation or warranty (but not for purposes of determining whether any breach has occurred) any materiality, Material Adverse Effect or similar qualification contained in or otherwise applicable to such representation or warranty shall be disregarded.

(d)        Subject to Sections 6.2 and 11.8, the parties acknowledge and agree that the indemnification provisions contained in Sections 9.2 and 9.3 shall be the sole and exclusive remedy for Damages arising out of or caused by the breach of any of the representations and warranties, covenants or agreements of the parties contained in this Agreement or any Related Agreement, except for any remedies that may be available under the Related Agreements; provided, however, that nothing in this Section 9.4(d) shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled or to seek any remedy on account of fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement.

(e)        The parties hereto acknowledge and agree that nothing contained herein is intended to limit or waive any duty to mitigate damages imposed by New York law.

(f)         No Indemnitor shall be liable to an Indemnitee for any punitive, consequential, exemplary or special damages for which such Indemnitee seeks indemnification.

9.5        Tax Treatment of Indemnity Payments. Unless otherwise required by Law, any indemnity payment made under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes.

9.6        Notice of Claims. Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (an “Indemnitee”) shall give to the party or parties obligated to provide indemnification to such Indemnitee (an “Indemnitor”) a notice (“Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based. Any Claim Notice shall be given by the Indemnitee to the Indemnitor promptly after the Indemnitee becomes aware of the claim; provided, however, that the Indemnitee shall not be foreclosed from seeking indemnification pursuant to this Article IX by any failure to provide timely notice of the existence of an Action to the Indemnitor except and only to the extent that the Indemnitor has been materially damaged or prejudiced as a result of such delay.

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9.7        Third Party Claims. In the case of any third party Action as to which indemnification is sought by an Indemnitee, the Indemnitor shall have 30 days after receipt of a Claim Notice to notify the Indemnitee that it elects to conduct and control such Action at its own expense. If the Indemnitor does not give the foregoing notice, the Indemnitee shall have the right to conduct and control such Action (without prejudice to the Indemnitee’s right to seek indemnification pursuant to this Article IX), provided, that the Indemnitee shall permit the Indemnitor to participate in the conduct of such Action through counsel chosen by the Indemnitor, but the fees and expenses of such counsel shall be borne by the Indemnitor. If the Indemnitor gives the foregoing notice, the Indemnitor shall have the right, at the sole expense of the Indemnitor, to conduct and control such Action, and the Indemnitee shall cooperate with the Indemnitor in connection therewith, provided, that (x) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee, and (y) the Indemnitor may not compromise or settle any such Action without the consent of the Indemnitee (which consent will not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law by the Indemnitee or any violation by the Indemnitee of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is money Damages that are paid in full by the Indemnitor, (iii) the Indemnitee shall have no liability with respect to any compromise or settlement (other than the Basket, if applicable) and (iv) such settlement includes an unconditional release in favor of the Indemnitee by the third-party claimant from all liability with respect to such claim. The parties hereto shall use their reasonable best efforts to minimize any Damages from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability under this Article IX.

9.8        Payments. Once Damages are agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article IX, the Indemnitor shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

9.9        Effect of Investigation. The representations, warranties and covenants of an Indemnitor, and the Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitee (including by any of its Representatives) or by reason of the fact that the Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

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ARTICLE X.

TERMINATION

10.1      Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)         by mutual written consent of the Buyer and the Parent, on the one hand, and the Seller, on the other hand; or

(b)         by the Buyer, by written notice to the Seller, if there has been a material violation or breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement; provided, that notice of such material violation or breach shall have been given to the Seller and such material violation or breach shall not have been cured within ten (10) Business Days of receipt of such notice (provided, further, that, to exercise its rights under this Section 10.1(b) for any particular violation or breach, the Buyer (x) must terminate this Agreement within fifteen (15) Business Days after the end of the cure period provided for in this Section 10.1(b) and (y) each of the Buyer and the Parent must not be in violation or breach of any representation, warranty, covenant or agreement contained in this Agreement); or

(c)         by the Seller, by written notice to the Buyer and Parent, if there has been a material violation or breach by the Buyer or the Parent of any representation, warranty, covenant or agreement contained in this Agreement; provided, that notice of such material violation or breach shall have been given to the Buyer and the Parent and such material violation or breach shall not have been cured within ten (10) Business Days of receipt of such notice (provided, further, that, to exercise their rights under this Section 10.1(c) for any particular violation or breach, the Seller (x) must terminate this Agreement within fifteen (15) Business Days after the end of the cure period provided for in this Section 10.1(c) and (y) the Seller must not be in violation or breach of any representation, warranty, covenant or agreement contained in this Agreement); or

(d)         by either the Buyer and the Parent, on one hand, or the Seller, on the other hand, if the Closing shall not have occurred by February 2, 2014 (unless the Closing shall have not occurred on or before such date due to a breach of a representation and warranty or of a covenant by such party and/or the action or failure to act of the party seeking to terminate this Agreement).

10.2      Effects of Termination. Except as otherwise provided in this Section 10.2, in the event of a termination of this Agreement pursuant to this Article X (i) all further obligations of the parties under this Agreement shall terminate, (ii) no party shall have any right under this Agreement against any other party except as set forth in Section 11.8, and (iii) each party shall bear its own costs and expenses, except as provided in Section 11.1; provided, however, that the termination of this Agreement under this Article X shall not relieve any party of liability for any willful breach of this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto.

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ARTICLE XI.

MISCELLANEOUS

11.1      Expenses of the Transaction. Each of the Buyer and the Parent agrees to pay all of its fees and expenses in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and by the Related Agreements, including, without limitation, legal and accounting fees and expenses. The Seller agrees to pay all of its fees and expenses in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and by the Related Agreements, including, without limitation, the Excluded Liabilities, and legal and accounting fees and expenses.

11.2      Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or by private courier, (ii) when actually delivered by registered or certified United States mail, return receipt requested, or (iii) when sent by facsimile transmission (provided, that it is confirmed by a means specified in clause (i) or (ii)), addressed as follows:

If to the Buyer or the Parent to:

G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018
Attention: Wayne S. Miller
Facsimile:  (212) 719-0921
Telephone: (212) 403-0507

with a copy to:

Norton Rose Fulbright
666 Fifth Avenue
New York, NY 10103
Attention: Neil Gold, Esq.
                 Manuel G. Rivera, Esq.
Facsimile:  (212) 318-3400
Telephone: (212) 318-3000

If to PVH, PVH Retail or PVH Puerto Rico to:

PVH Corp.
200 Madison Avenue
New York, New York 10016
Attention: Mark D. Fischer, Esq., Executive Vice President, General Counsel and Secretary
Facsimile:  (212) 381-3970
Telephone: (212) 381-3509

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with a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention: David H. Landau, Esq.
Facsimile:  (212) 940-8776
Telephone: (212) 940-8800

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

11.3      No Modification Except in Writing. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be affected by such change, modification or amendment, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

11.4      Entire Agreement. This Agreement together with the Schedules, Appendices and Exhibits hereto and the Related Agreements, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them with respect to such subject matter.

11.5      Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

11.6      Assignment. No party may assign any of its rights under this Agreement, other than to an Affiliate of such party, without the prior written consent of the other parties hereto; provided, that no party may assign its obligations under this Agreement to any Person without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11.7      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts made and to be performed wholly within said State, without giving effect to the conflict of laws principles thereof.

(b)         EACH PARTY TO THIS AGREEMENT IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (I) THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF ANY SUCH ACTION. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH ACTION.

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11.8      Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the Buyer and the Parent, on the one hand, or the Seller, on the other hand, in accordance with their specific terms or were otherwise breached by such parties, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the non-breaching party will be entitled to specific performance of the terms hereof.

11.9      Headings; References. The headings appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. Any reference in this Agreement (including in any Exhibit, Appendix or Schedule hereto) to a “Section,” “Article,” or “Exhibit” shall mean a Section, Article or Exhibit of or to this Agreement unless expressly stated otherwise.

11.10    Interpretation. In this Agreement, (a) words used herein regardless of the gender specifically used shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context shall require, (b) all terms defined in the singular shall have the same meanings when used in the plural and vice versa and (c) the words “include”, “includes” or “including” are deemed to be followed by the words “without limitation”. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also its predecessors and permitted successors and assigns.

11.11    Schedules. Any item that is disclosed in any section of the Seller Disclosure Schedule with sufficient specificity so that it is reasonably apparent on the face of such Schedule that such disclosure is also applicable to one or more other sections of the Seller Disclosure Schedule shall also be deemed disclosed for purposes of such other parts of such Schedule to which such disclosure is applicable. Terms used in any Schedule to this Agreement and not otherwise defined in such Schedule shall have the meaning ascribed to such term in this Agreement.

11.12    Third Parties. Except as expressly provided herein or as otherwise agreed by the parties hereto, the provisions of this Agreement are solely for the benefit of the parties hereto and shall not inure to the benefit of any third party.

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11.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. This Agreement will be binding when one or more counterparts taken together will have been executed and delivered (including by facsimile) by the parties. Transmission by telecopy, facsimile, email or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the day and year first above written.

AM RETAIL GROUP, INC.

By:	/s/Wayne S. Miller
Name: Wayne S. Miller
Title: Chief Operating Officer and Secretary

G-III APPAREL GROUP, LTD.

By:	/s/Wayne S. Miller
Name: Wayne S. Miller
Title: Chief Operating Officer and Secretary

PVH RETAIL STORES LLC

By:	/s/Mark D. Fischer
Name: Mark D. Fischer
Title: Executive Vice President

PVH CORP.

By:	/s/Mark D. Fischer
Name: Mark D. Fischer
Title: Executive Vice President

PVH PUERTO RICO, INC.

By:	/s/Mark D. Fischer
Name: Mark D. Fischer
Title: Executive Vice President

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